Exhibit 10.11

RAIL LINE EASEMENT AGREEMENT

THIS RAIL LINE EASEMENT AGREEMENT (the “Rail Line Easement Agreement” or “Agreement”) is made by and among the CITY OF ORLANDO, a municipal corporation created by and existing under the laws of the State of Florida, whose address is P.O. Box 4990, 400 S. Orange Avenue, Orlando, Florida 32802-4990 (the “City”) and THE GREATER ORLANDO AVIATION AUTHORITY, a public and governmental body created as an agency of the City, existing under and by virtue of the laws of the State of Florida, whose mailing address is One Jeff Fuqua Boulevard, Orlando, Florida 32827-4399 (the “Authority”), and ALL ABOARD FLORIDA – OPERATIONS LLC, a Delaware limited liability company authorized to conduct business in Florida, whose mailing address is 2855 LeJeune Road, 4th Floor, Coral Gables, Florida, 33134 (“Rail Company”).

W I T N E S S E T H :

WHEREAS, pursuant to an agreement dated September 27, 1976, as amended, with the City, City Document Number 13260-1, the Authority controls, operates, and maintains an airport in Orange County, State of Florida, known as Orlando International Airport (hereinafter referred to as the “Airport”); and

WHEREAS, included in the Airport property is that certain real property located in Orange County, Florida and more particularly described on Exhibit “1” attached hereto and incorporated herein by reference (the “Rail Line Easement Property” (and as more particularly described in this Agreement)); and

WHEREAS, Rail Company is developing an inter-city commercial passenger rail connection between Miami and Orlando with the Orlando terminus located at the South Airport APM Complex at the Airport (the “Rail Project”), which will be a common carrier service and system, open to the public for transportation-related purposes and shall create a rail system that fulfills an essential public purpose; and

WHEREAS, the parties believe that the Authority’s South Airport APM Complex development, the planned multi-modal transportation corridor which includes the APM and APM Station and the Rail Company’s Rail Project will complement the other and serve the important purpose of providing multiple transit modes at the Airport; and

WHEREAS, the Authority is simultaneously herewith entering into the Premises Lease and Use Agreement with Rail Company whereby the Authority is leasing the Rail Company Premises (as hereinafter defined) to Rail Company which will be the Orlando terminus of the Rail Project; and

WHEREAS, the Authority is simultaneously herewith entering into the Vehicle Maintenance Facility Ground Lease Agreement with Rail Company whereby the Authority is leasing the Maintenance Facility (as hereinafter defined) to Rail Company which will serve as the repair and maintenance facility for the entire Rail Project; and

WHEREAS, Rail Company has requested and the Authority and City have agreed to grant to Rail Company an exclusive, ninety-nine (99) year, rail easement under, over, through and across the Rail Line Easement Property, pursuant to the terms set forth in this Rail Line Easement Agreement, for the installation, construction, use, operation, maintenance and repair of two (2) rail lines for the Rail Project, all as more specifically set forth herein, subject to the terms and conditions of this Rail Line Easement Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged, the parties hereto covenant and agree as follows:

1.             Recitals. The foregoing recitals are true and correct and incorporated herein by this reference.

2.             Definitions.

a.             Abandonment has the meaning set forth in Paragraph 7.a.ii, below.

b.             Agreement means this Rail Line Easement Agreement by and between the City, the Authority and Rail Company

c.             Agreement Period means each twelve-month period beginning on ________ and ending on ________ during the Term of this Agreement; provided, however, that with respect to any year in which the Term of this Agreement expires or is terminated in accordance with the provisions of this Agreement, Agreement Period shall mean the period from the first day of the Agreement Period to the date of expiration or termination of the Term.

d.            Airport means Orlando International Airport, owned by the City and operated by the Authority, including all real property easements or any other interest therein as well as all improvements and appurtenances thereto, structures, buildings, fixtures, and all tangible personal property or interest in any of the foregoing, now or hereafter owned, leased or operated by the Authority. The boundaries of the Airport may be modified from time to time, and at any time, in the exclusive discretion of the Authority.

e.             APM means the automatic people mover to be constructed by the Authority to move people between the North Terminal and the South Airport APM Complex.

f.             Attorney’s Fees means reasonable attorneys’ fees and costs, including, without limitation, fees and charges for the services of paralegals or other personnel who operate for and under the supervision of attorneys and whose time is customarily charged to clients.

g.            Authority means the Greater Orlando Aviation Authority, created pursuant to Chapter 57-1658, Special Laws of Florida 1957, as replaced by Chapter 98-492, Laws of Florida, as amended, and, for purposes of carrying out and exercising the obligations, rights and duties of such entity hereunder, its board and executive staff, as the context requires.

h.             Base Year Income shall mean the Income from Rental Car Operations for the year prior to the commencement of operations in which passengers are paying for being transported in the Rail Company rail services to or from the Airport.

i.              City shall mean the City of Orlando, Florida.

j.              Closing Agent has the meaning set forth in Paragraph 6.a of this Agreement.

k.             Critical Rail Corridor Improvements has the meaning set forth in Paragraph 5.a of this Agreement.

l.              Effective Date means the date of Escrow release pursuant to paragraph d. of the Escrow Provisions set forth in Exhibit “12” attached hereto.

m.            Escrow Conditions has the meaning set forth in Paragraph 6.b of this Agreement.

n.             Event of Default means either a Termination Event of Default or a Non-Termination Event of Default.

o.             FAA means the Federal Aviation Administration, or its authorized successor(s).

p.             Fair Market Value (FMV) shall have the same definition as defined by the FAA as follows: “the highest price estimated in terms of money that a property will bring if exposed for sale in the open market allowing a reasonable time to find a purchaser or tenant who buys or rents with knowledge of all the uses to which it is adapted and for which it is capable of being used. It is also frequently referred to as the price at which a willing seller would sell and a willing buyer buy, neither being under abnormal pressure. Fair Market Value will fluctuate based on the economic conditions of the area.”

q.             Force Majeure Event shall have the meaning set forth in Paragraph 17.1, below.

r.              Gambling means any form of game of chance regardless of its operator that is defined as Class II or Class III gaming in the Federal Indian Gaming Regulatory Act as of the date of this Agreement or any form of gambling added to the definition of Class II or Class III gaming in the future. Gambling shall also include any electronic gambling devices, simulated gambling devices, video lottery devices, internet sweepstakes devices, and any other form of electronic or electromechanical facsimiles of any game of chance, slot machine, or casino-style game, regardless of how such devices are defined under the Federal Indian Gaming Regulatory Act (“FIGRA”).

s.             Gambling Restriction shall have the meaning set forth in Paragraph 5.h.iii, below.

t.              Improvement or Improvements means the rail base required to support the rail, all rail components and such other items as are required to be affixed or installed within the Rail Line Easement Property for the operation of the Rail Project.

u.             Income from Rental Car Operations shall mean the income received by the Authority from the rental car companies.

v.             Modified Threshold Average Income shall mean the Threshold Average Income adjusted for income reductions caused by the Outside Influences.

w.            Non-Termination Event of Default shall have the meaning set forth in Paragraph 7.b, below.

x.             North Terminal Complex means collectively the central Landside building and satellite airside buildings, the hotel, all ancillary buildings and all the roadways on the Airport existing as of the Effective Date of this Agreement.

y.            Outbound Passenger means any person boarding the Rail Company’s train outbound from the Airport, regardless of whether revenue producing (except for Rail Company employees and crew actively working).

z.             Outside Influences shall mean any adverse effect on the Income from Rental Car Operations not caused by the Rail Transportation Business, including, but not limited to, any effect, change, event, occurrence or state of facts relating to the economy in general, including, but not limited to, the increase in gasoline prices, the transportation industry, the commencement of Sunrail or other transportation alternative at the Airport, and any changes in applicable laws.

aa.           Premises Lease and Use Agreement means that certain Lease and Use Agreement between Rail Company and the Authority for the lease and use of the Rail Company Premises.

bb.          Rail Airport Fee means the privilege fee paid as part of the consideration to the Authority in return for the Authority granting the right to the Rail Company to engage in the business of operating inter-city commercial passenger rail to and from the Airport as set forth in this Rail Line Easement Agreement.

cc.           Rail Airport Fee Increase shall mean the amount calculated as follows: Base Year Income - Threshold Income Average/Threshold Passenger Count less the Rail Airport Fee = Rail Airport Fee Increase, if any, which Rail Airport Fee Increase shall not exceed $0.50 per Outbound Passenger.

dd.          Rail Company Premises means the area upon which Rail Company is granted the right to develop, lease, market and manage the rail service in the Rail Station Building pursuant to the Premises Lease and Use Agreement and includes Rail Company’s platform in the Rail Station Building.

ee.           Rail Corridor means an area established by the Authority on the Airport as more particularly shown on Exhibit “2” attached hereto and incorporated herein by reference upon which the Rail Line Easement will be located and upon which other forms of rail service may be planned, constructed and operated by the Authority and/or third parties in the future.

ff.            Rail Line Easement means that certain exclusive (subject to the Authority’s reserved rights), non-perpetual easement granted by the Authority to the Rail Company over the Rail Line Easement Property for the operation and maintenance of same in connection with Rail Company’s rail operations at the Airport, the form of which is attached hereto as Exhibit “6” and incorporated herein by this reference.

gg.          Rail Line Easement Property means an area located along certain Airport property from where it enters the Airport, continuing into and out from the Rail Station Building, and continuing to the Maintenance Facility, as approximately shown on attached Exhibit “1.” When on ground level the Rail Line Easement Property shall comprise the area from four (4) feet below the ground surface up to eighteen (18) feet above the top of the rail and +/- fifty (50) feet in width though it may exceed 50 feet in width where it includes property that is rendered unusable (i.e. slivers of property north of Rail Line Easement Property south of S.R. 528 or embankments and slopes along the route). When on structure, the Rail Line Easement Property shall comprise the area below the rail to the base of the viaduct or bridge structure (approximately 10 feet) up to 18 feet above the rail and a width of +/- 50 feet which may be up to 145 feet wide through the Rail Station Building excluding platforms. The final Rail Line Easement Property location will be established by survey acceptable to the Authority, City and Rail Company attached to the Rail Line Easement. The maximum height of the Rail Line Easement Property in the area where the Rail Line Easement will be within the Runway Protection Zone for Runway 17L of the Airport will be 108 feet above mean sea level. The Rail Line Easement Property shall also include the foundation and bridge structures through the Rail Station Building and other bridge structures and foundations if they serve only the Rail Company.

hh.          Rail Line Slope Easement means that certain non-exclusive (subject to the Authority’s reserved rights) non-perpetual easement granted by the Authority to the Rail Company over the Rail Line Slope Easement Property for the operation and maintenance of same in connection with Rail Company’s rail operations at the Airport, the form of which is attached hereto as Exhibit “6.”

ii.             Rail Line Slope Easement Property means an area located adjacent to the Rail Line Easement Property outside of the +/- 50 feet corridor that the Rail Company is utilizing to support its Improvements. The Rail Line Slope Easement Property begins at the outside of the Rail Line Easement Property and its width is defined by where the slope from the Rail Line Easement Property matches existing grade. This area does not include slivers and property made unusable by the Rail Project. The final Rail Line Slope Easement Property location will be established by survey acceptable to the Authority and Rail Company attached to the Rail Line Easement.

jj.             Rail Station Building means that building to be located, designed, engineered, permitted and constructed by the Authority adjacent to the South Airport APM Complex at the Airport which will include Rail Company Premises (which includes the platform).

kk.           Rail Transportation Business means that business operated by Rail Company at the Airport for the commercial transportation by rail of persons and baggage from Miami, Florida to Orlando, Florida.

ll.             South Airport APM Complex means the planned APM and other rail related facilities to be constructed by the Authority to consist of infrastructure including a garage structure with at least approximately One Thousand Five Hundred (1,500) automobile spaces, roadways, and stormwater drainage to service said complex.

mm.         South Terminal Complex means the planned additional terminal building and facilities to be constructed by the Authority which will ultimately connect with the South Airport APM Complex and the North Terminal Complex.

nn.          Stabilization Date shall have the meaning set forth in paragraph 5.h.ii.

oo.          Substantial Completion means the date on which the Rail Company’s primary engineer of record, ___________ (or a successor primary engineer of record), provides an AIA Certificate of Substantial Completion certifying to the Authority that all Improvements reasonably required to be constructed for the operation of the Rail Project on the Rail Line Easement, together with all Critical Rail Corridor Improvements are substantially complete so as to permit use, operation, and occupancy thereof.

pp.          Substantial Completion Deadline shall have the meaning set forth in Paragraph 6.c, below.

qq.          Temporary Construction Easement means that certain nonexclusive, nonperpetual easement to be executed by the City and Authority of even date herewith for the period set forth in the Temporary Construction Easement and held in Escrow.

rr.            Term shall have the meaning set forth in Paragraph 4, below.

ss.           Terminal Complex means the North Terminal Complex and the South Terminal Complex combined.

tt.            Termination Event of Default shall have the meaning set forth in Paragraph 7.a, below.

uu.          Threshold Average Income shall mean the average Income from Rental Car Operations for the three (3) years preceding the Threshold Date.

vv.          Threshold Date shall mean that date which is the fifth (5th) anniversary of the Stabilization Date.

ww.         Threshold Passenger Count shall mean the average Outbound Passengers in the three (3) year period preceding the Threshold Date.

xx.           Vehicle Maintenance Facility means the land located at the Airport on which Rail Company will be permitted to perform maintenance, repairs, testing, fueling, and other uses relating to the operation of the entire Rail Project pursuant to the Vehicle Maintenance Facility Ground Lease Agreement.

yy.          Vehicle Maintenance Facility Ground Lease Agreement means that certain Ground Lease Agreement between Rail Company and the Authority for the lease and use of the land for the Maintenance Facility.

Additional defined terms appear in other provisions of this Rail Line Easement Agreement and will have the respective meanings assigned to them.

3.             Conditions of Rail Line Easement Property. Rail Company acknowledges that it is accepting the Rail Line Easement Property and the Rail Line Slope Easement Property (collectively, the “Property”; and references in this Agreement to the Rail Line Easement Property shall be deemed to include the Rail Line Slope Easement Property when the context so requires) in “as-is” condition except as otherwise expressly set forth in this Agreement, without warranty of title (provided that, if requested by Rail Company in connection with a policy of title insurance to be obtained by Rail Company, the Authority will execute and deliver a title affidavit in the form of Exhibit “3” to this Agreement). Rail Company has inspected the Property to the extent desired by Rail Company and is satisfied with the physical condition of the Property. The taking of possession by Rail Company is conclusive evidence of Rail Company’s acceptance of the condition of the Property, subject to the terms and conditions of this paragraph and this Agreement. Except as otherwise expressly set forth in this Agreement, the Authority and the City have not made and do not make any representations or warranties as to the physical condition or any matter or thing affecting or pertaining to the Property or its suitability for Rail Company’s intended use, and Rail Company expressly acknowledges and agrees to take the Rail Line Easement Property “AS IS.” It is understood and agreed that all understandings and discussions of the parties concerning the use of the Property are merged into this Agreement and that this Agreement is entered into after full investigation, with neither party relying upon any statements or representations of the other not embodied in this Agreement. Rail Company acknowledges that the Authority has afforded and has agreed to continue to afford it the opportunity of a full and complete investigation, examination, and inspection of the Property and all matters and items related or connected to the Property. There are no express or implied warranties given by the Authority or City to Rail Company in connection with the Property except as otherwise expressly set forth in this Agreement. RAIL COMPANY EXPRESSLY RELEASES THE AUTHORITY AND THE CITY FROM ANY LIABILITY, WARRANTY, OR OBLIGATION TO RAIL COMPANY RELATING TO THE CONDITION OF THE PROPERTY, SPECIFICALLY INCLUDING: LATENT AND PATENT CONDITIONS; ZONING; PERMITTING; SUBSOIL CONDITIONS; STORMWATER DRAINAGE CONDITIONS; THE EXISTENCE OR CONDITION OF ANY UTILITIES; AND ANY AND ALL OTHER MATTERS RELATING TO THE PHYSICAL CONDITION OF THE PROPERTY; PROVIDED, HOWEVER, NOTWITHSTANDING THE FOREGOING, WITH REGARD TO HAZARDOUS OR TOXIC WASTES, SUBSTANCES, AND MATERIALS, OR POLLUTANTS, RAIL COMPANY ONLY RELEASES THE AUTHORITY AND CITY FROM ANY LIABILITY, WARRANTY, OR OBLIGATION TO RAIL COMPANY RELATING TO THE RELEASE OF HAZARDOUS OR TOXIC WASTES, SUBSTANCES, AND MATERIALS, OR POLLUTANTS, ON OR FROM THE PROPERTY OR ANY ADJOINING LANDS NOT OWNED OR OCCUPIED BY THE AUTHORITY OR CITY FIRST OCCURRING AFTER THE EFFECTIVE DATE, EXCEPT TO THE EXTENT CAUSED BY OR THROUGH THE AUTHORITY AND/OR CITY, ITS AGENTS, OR EMPLOYEES, WITH IT BEING UNDERSTOOD AND AGREED THAT RAIL COMPANY IS NOT HEREBY ASSUMING ANY RESPONSIBILITY OR LIABILITY FOR THE PRESENCE OF ANY SUCH HAZARDOUS OR TOXIC WASTES, SUBSTANCES, AND MATERIALS, OR POLLUTANTS, EXISTING BEFORE THE EFFECTIVE DATE OR THE RELEASE THEREOF THAT IS NOT CAUSED BY RAIL COMPANY, ITS AGENTS, EMPLOYEES OR CONTRACTORS, WHETHER KNOWN OR UNKNOWN TO RAIL COMPANY. THE PROVISIONS OF THIS PARAGRAPH 3 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT.

4.            Term. The “Term” of this Rail Line Easement Agreement and the Rail Line Easement and the Rail Line Slope Easement shall be a period of ninety-nine (99) years commencing on the date the Rail Line Easement and Rail Line Slope Easement are recorded in the Public Records, unless otherwise terminated in accordance with the terms and conditions contained herein or otherwise agreed to in writing by the parties.

5.             Design, Construction and Operation of the Rail Corridor; Easements: Credit for Critical Rail Corridor Costs; Timeline for Construction; Reservation of Rights; Rail Airport Fee. Rail Company shall design, engineer, permit, and construct the Improvements which will access the Airport property as depicted on the Rail Line Easement Property exhibit at or near the northeast corner of the Airport property and continue along the Rail Line Easement Property designated by the Authority and approved by Rail Company to the South Airport APM Complex and continuing to the Maintenance Facility. While traversing the Runway Protection Zone for Runway 17L, the lateral location of the southernmost edge of the Rail Corridor shall maintain a minimum distance of 1,581 feet from the Runway 17L threshold and height of no more than 108 feet above mean sea level.

Exhibit “2” provides a graphic depicting the proposed Rail Corridor. Rail Company shall install, operate and maintain at least one (1) but not more than two (2) rail lines splitting tracks leading into and out of the Rail Station Building.

a.            Critical Rail Corridor Improvements. The Authority has a long range plan for the Rail Corridor, but Rail Company is the first rail service to improve the Rail Corridor for service to the Airport. The parties acknowledge that no design work has been completed with regard to the precise alignment of the Rail Corridor or the precise rail line alignment within the Rail Corridor. The alignment of the Rail Corridor and Rail Company’s rail line within the Rail Corridor (i.e., the exact location and alignment of the Rail Line Easement Property) and Rail Line Slope Easement Property shall be determined during the design and engineering process. The Rail Corridor crosses critical infrastructure at the Airport and the following locations may require special considerations or improvements to allow Rail Company’s rail line and future use rail service:

i.	Exit road and bridge from North Bound Jeff Fuqua Boulevard to Cargo Road;
ii.	Cargo Road Bridge East Spans;
iii.	Demuck, Fill, Grade the Corridor;
a)	Check Point Charlie to Airside 4 APM Track (priced separately and constructed at Authority’s option).
b)	Airside 4 APM Track to midfield cross-taxiway to include “Bird Island”.
iv.	Checkpoint Charlie Reconfiguration (Priced Separately – Construction at Authority’s option);
v.	Terminal service and Airsides 2 and 4 tug roads;
vi.	Jeff Fuqua Boulevard embankment and bridgespan for South Terminal Roadway System; and
vii.	Embankment up to structure from midfield crosstaxiway towards the Rail Station. [Additional Abutment walls and fill material only].

The above infrastructure and any additional improvements reasonably determined to be necessary by the Rail Corridor Study, as defined below, are collectively referred to as the “Critical Rail Corridor Improvements.” The following provisions shall be applicable to the design and construction by Rail Company of the Critical Rail Corridor Improvements:

b.	Rail Company Infrastructure Improvements.

The following are Improvements for the sole benefit of the Rail Company and no credit is to be provided for construction of the following:

i.	Modifications to Runway 17L ALSF-2;
ii.	Modifications to Goldenrod Interchange;
iii.	OUC 230Kv Underground Power Crossing;

iv.
Design of corridor through both North and Midfield cross-taxiways shall be at such an angle and width to allow a 40 foot corridor for future light rail. [Ensuring the design accommodates future light rail, no construction at this time]; and

v.	Weatherbee Road State Road.

Additional Improvements may be necessary as the design, engineering and permitting of the Rail Corridor proceeds.

(i)            Rail Company, at its sole cost and expense, shall obtain a Rail Corridor engineering study to address the above infrastructure (the “Rail Corridor Study”). The Rail Corridor Study shall provide the scope of work to be completed for the entire Rail Corridor including both the infrastructure Improvements and the Critical Rail Corridor Improvements and provide a construction cost estimate for the Critical Rail Corridor Improvements that are being constructed by Rail Company for the Authority’s benefit (the “Critical Rail Corridor Construction Costs”). Rail Company shall provide the Rail Corridor Study to the Authority for its review and approval or disapproval, in its reasonable discretion. Upon receipt, Authority shall forward a copy of the Rail Corridor Study to the City for review. If the Authority has not responded within forty-five (45) days after receipt of the Rail Corridor Study, then the Rail Corridor Study shall be deemed to be approved. If the Authority disapproves the Rail Corridor Study, the parties shall work together in good faith to finalize the scope of the Critical Rail Corridor Improvements as soon as reasonably practicable. The Authority, at no cost to Rail Company, may elect to engage a rail consultant to provide a peer review of the Rail Corridor Study.

(ii)           Once finalized, Rail Company will proceed with the full design, pricing, and construction of the Critical Rail Corridor Improvements. Rail Company will keep the Authority apprised throughout the process, including without limitation providing plans and specifications for the Critical Rail Corridor Improvements for the Authority’s review. The Authority shall provide any comments to submissions of plans and specifications within thirty (30) days after receipt, failing which the applicable submission shall be deemed to be approved. If the Authority disapproves any such submission, the parties shall work together in good faith to resolve the issues as soon as reasonably practicable.

(iii)          Rail Company will require all Critical Rail Corridor Improvement contractors to provide not less than a one (1) year warranty against all defects in material and labor, shall clearly provide that the Authority will be the third party beneficiary of the warranties and shall assign all warranties to the Authority upon acceptance by the Authority of the Critical Rail Corridor Improvements. From and after such acceptance, Authority, at its expense, shall be responsible for all repairs and maintenance to the Critical Rail Corridor Improvements.

(iv)          Rail Company shall receive certain credits for post Agreement execution, design and construction of the Critical Rail Corridor Improvements and therefore must select its engineers, architects and contractors consistent with state laws and regulations applicable to public construction projects, including, without limitation Florida Statute 287.055 commonly referred to as the Consultants’ Competitive Negotiation Act. The Authority will provide to Rail Company information regarding requirements for compliance with said laws and regulations, and it shall be ultimately Rail Company’s responsibility to ensure compliance with same.

c.	Easements.

i. Temporary Construction Easement. Upon satisfying the Escrow Conditions, Authority and City shall grant to Rail Company a Temporary Construction Easement. The form of the Temporary Construction Easement shall be as set forth in attached Exhibit “4”. The Temporary Construction Easement shall terminate on the earlier of: 1. The third anniversary of the recording of the Temporary Construction Easement in the event construction of Critical Rail Corridor Improvements or Improvements has not commenced, or 2. On the sixth anniversary of recording of the Temporary Construction Easement in the event either the Critical Rail Corridor Improvements or the Improvements have not achieved Substantial Completion (subject to Force Majeure Events), or 3. On the recordation of the Rail Line Easement.

ii. Rail Line Easement and Rail Line Slope Easement. Subject to the terms of this Rail Line Easement Agreement, and so long as the Temporary Construction Easement has not been terminated for failure to commence or achieve Substantial Completion of the Critical Rail Corridor Improvements or Improvements within the time set forth in the paragraph above, Authority and City shall grant to Rail Company a Rail Line Easement and Rail Line Slope Easement. The Rail Line Easement and Rail Line Slope Easement shall be for a term of 99 years commencing on the date the Rail Line Easement is recorded in the Public Records of Orange County, Florida. The Authority shall have the right to terminate the Rail Line Easement and Rail Line Slope Easement upon the occurrence of a Termination Event of Default. This Rail Line Easement Agreement, Rail Line Easement and the Rail Line Slope Easement shall not be assigned except as provided in this Rail Line Easement Agreement. The conveyance of the Rail Line Easement and Rail Line Slope Easement are subject to and specifically conditioned upon approval by the FAA upon issuance of a letter and deed of release. As a conveyance exceeding 50 fifty years it will be viewed by the FAA equal to a fee simple conveyance requiring the Authority to obtain Fair Market Value in return for granting the Rail Line Easement and Rail Line Slope Easement. Prior to the Effective Date, the Authority has established Fair Market Value for the Rail Line Easement and Rail Line Slope Easement through an appraisal of the land and a percentage of prior improvements at TWELVE MILLION NINE HUNDRED NINETY THOUSAND DOLLARS AND NO/100 ($12,990,000.00).

d.            Credit to Rail Company Regarding Critical Rail Corridor Construction Costs. In accordance with the FAA “Policy and Procedures concerning the Use of Airport Revenue” dated February 16, 1999 (“Revenue Diversion Policy”), the parties to this Rail Line Easement Agreement will agree to abide by the referenced Revenue Diversion Policy. To the extent consistent with the Revenue Diversion Policy, the Authority will provide a credit to Rail Company for portions of the Critical Rail Corridor Construction Costs to reduce or offset the Rail Line Easement FMV of the Rail Line Easement and Rail Line Slope Easement. Because the rail corridor includes two forms of rail, intercity rail and light rail, the allocation for Rail Company’s credit for Critical Rail Corridor Construction Costs attributable to each Critical Rail Corridor Improvement shall be agreed to by the parties during the Escrow Term.

(i)            To the extent the Rail Line Easement FMV is greater than the Critical Rail Corridor Construction Costs allocated credit to Rail Company by the parties, Rail Company shall pay to the Authority the difference prior to the Authority granting the Rail Line Easement (the “Purchase Price”). To the extent that the Critical Rail Corridor Construction Costs allocated credit is greater than the Rail Line Easement FMV, then the Authority will grant said excess credit to Rail Company against the rental due under the Vehicle Maintenance Facility Ground Lease Agreement, on a monthly basis as such rentals accrue. Under no circumstances will the total credit allocated to Rail Company exceed Fifteen Million and No/100 Dollars ($15,000,000.00).

(ii)           Not later than 60 days prior to commencement of construction of the Critical Rail Corridor Improvements, Rail Company shall submit to the Authority a proposed budget for the Critical Rail Corridor Improvements. The Authority will review the proposed budget within 30 days for reasonableness and submit any comments to Rail Company. Rail Company shall, within 90 days following Substantial Completion of the Critical Rail Corridor Improvements, provide to the Executive Director a written statement setting forth the actual Critical Rail Corridor Construction Costs, in such detail with respect to the costs of the various elements thereof as the Executive Director may reasonably require, and such statement shall be certified by an officer, a partner or the owner of Rail Company. Rail Company shall make available to the Executive Director, upon the Executive Director’s request, receipted invoices for labor and materials covering all Critical Rail Corridor Construction Costs, including architectural, engineering and construction fees including all subcontractors and subconsultants. Rail Company’s Critical Rail Corridor Construction Costs shall not include: (1) interest charges or other finance costs, (2) Rail Company’s own overhead expenses, (3) any portion of the Critical Rail Corridor Construction Costs which is greater than the final GMP budget submitted by Rail Company prior to commencement of construction of the Critical Rail Corridor Improvements (subject to the contingencies as part of such budget and subject to Force Majeure Events) or (4) payment for architectural, engineering, professional and consulting services in excess of 15% of the total costs of constructing the Critical Rail Corridor Improvements.

e.            Future Southern Alignment. The parties acknowledge that Rail Company desires a future alignment for its use beginning at the Boggy Creek/S.R. 417 area and terminating at the Rail Station Building allowing a southbound connection off Airport property (“Future Alignment”). However, it is subject to further discussions and approval by the Authority Board at a public meeting in the future. This Rail Line Easement Agreement grants no rights to Rail Company relating to the Future Alignment. The Authority agrees to negotiate the Future Alignment in good faith. Access to the southwest of the Rail Station Building may include only delivery and support operations and not passenger service until such time as such Future Alignment has been negotiated.

f.             Master Timeline; Delay Provisions. It is critical that each party’s construction obligations be coordinated so that there is no delay in Rail Company being able to commence rail service operations upon Rail Company’s Substantial Completion of the completion of the Critical Rail Corridor Improvements and the Improvements for the Rail Project. Toward that end, the Authority’s completion of the APM and the Rail Station Building (including without limitation the Rail Company Premises and the Rail Company’s platform in the Rail Station Building) must be completed prior to Rail Company’s completion of the Critical Rail Corridor Improvements and the Improvements for the Rail Project, such that Rail Company can timely complete its Improvements (including without limitation installation of the rail line through the Rail Station Building as well as Rail Company’s Improvements to the Rail Company Premises in the Rail Station Building) and commence testing and operations. Attached hereto as Exhibit “7” is a Master Timeline showing the critical dates and time frames for each party’s obligations hereunder. The parties shall diligently pursue all activities required of each party in order for the schedule to avoid delay. Provisions for delay in the timeline are set forth in Exhibit “7” hereto.

g.          Reservation Of Rights. The Authority, and City as specifically set forth below, reserve for themselves and all grantees, licensees, permittees, and others claiming by, through, or under the Authority or the City, the right at all times during the Term of this Agreement to enter the Property at all reasonable times and upon reasonable prior notice in the following circumstances, subject to the specified conditions of this Agreement:

i.          Authority retains all rights to cross under or over the Property and to continue utilization and allow continued public utilization of all existing roadways and driveways that cross the Property. Although the parties desire to minimize the establishment of any at-grade crossings, if the Authority finds it necessary to establish one or more new at-grade pedestrian and vehicular crossings, then to the extent such at-grade crossings do not adversely impact the operation of the Rail Project in any material respect and provided the plans and specifications therefor are approved by Rail Company, which shall not be unreasonably withheld, the parties shall enter into a License Agreement allowing such crossings without any payment of rent or license fees, which shall include, without limitation, (x) the installation of any work related to the at-grade crossing, including signalization and other equipment, shall be performed by Rail Company at the cost of the Authority, (y) maintenance of the crossing shall be performed by Rail Company at the Authority’s expense, and (z) an indemnity from the Authority in favor of Rail Company as contemplated below. The standards applicable to any new at-grade crossings which will comparable to at-grade crossings established by Rail Company for such crossings along the remainder of the route outside of the Airport. The existing temporary at grade construction haul road crossing near to or within the Vehicle Maintenance Facility Ground Lease area will be Rail Company’s responsibility and will be included within Rail Company’s indemnification provisions below. In the event the parties establish any new at-grade pedestrian and/or vehicular access points across the Rail Line Easement Property as set forth above, the License Agreement will include an indemnity by the Authority in favor of Rail Company equivalent to the indemnity provided by Rail Company to Authority pursuant to Paragraph 14.a. below, except it shall be limited by provisions of Fla. Stat. §768.28, as such statutory limitation may be amended from time to time. Any at-grade crossings desired by third parties (light rail or otherwise) shall be subject to Rail Company and such third parties entering into a License Agreement allowing such crossings.

ii.         Rail Company acknowledges that the Authority will need access to and across the Property and over, across, or under the Rail Project in order to perform maintenance on other Authority facilities that may be located on, over, under, or adjacent to the Property.

iii.        If an Event of Default by Rail Company then exists, the Authority may enter the Property to perform any work necessary and take any reasonable actions to cure the applicable default in order to protect the interests of the Authority under this Agreement or ensure the continued safety of the traveling public, including the remediation of any release of hazardous substances in violation of this Agreement.

iv.        In the event of an actual or reported emergency, danger, or threat that is reasonably believed by the Authority or police, fire, emergency services, armed forces, and any other governmental security or emergency personnel to have caused (or to present the imminent potential to cause) injury to individuals, damage to Property, or threat to the environment or to public safety, the Authority or police, fire, emergency services, armed forces, and any other governmental security or emergency personnel may enter the Property to take, at such times as the Authority or other governmental entity determines necessary in its reasonable discretion and with such notice to Rail Company as is practicable under the circumstances, such actions as the Authority or other governmental entity determines necessary to respond to or to rectify such emergency, danger, or threat.

v.         In the event of any circumstance or event affecting the Rail Project that is not an actual or reported emergency, danger, or threat addressed by subparagraph iv. above, but is reasonably believed by the Authority to have caused an impairment to the continuous safe operation of any portion of the Airport, and if the Authority in its reasonable discretion determines that, following its written notice to Rail Company describing the circumstance or event with particularity, Rail Company is not taking the steps reasonably necessary to respond to or to rectify such circumstance or event within a reasonable time as is practicable under the circumstances, the Authority may enter the Property to take, at such times as the Authority determines necessary in its reasonable discretion, and with prior written notice to Rail Company, such actions as the Authority determines may be necessary to respond to or to rectify such circumstance or event or to restore the safe operation of the affected transportation facility, with it being understood and agreed that the use of the Property for the Rail Project in accordance with applicable law, including the operation of a passenger rail service and its ancillary train noise and emissions, shall not be deemed to cause an impairment to the continuous safe operation of any portion of the Airport or any other Authority owned facility.

vi.        Rail Company acknowledges that the Authority has issued licenses for the installation and maintenance of utilities within the Rail Line Easement Property and, may issue such licenses in the future. The Authority, City and the owners of any utilities existing as of the Effective Date, may install, permit, design, manage, maintain, inspect, repair and rehabilitate any of their utilities (whether provided by the Authority, City, the State of Florida or third parties) in, on, under, across, over or through the Rail Line Easement Property (including water and sewer lines, power transmission lines, fiber optic cable, surveillance equipment and other communications), upon reasonable notice in compliance with the Authority’s rules and in any manner that does not affect Rail Company’s use and operation of the Rail Project in any material respect (with it being understood that it is material for Rail Company to be able to operate, maintain and improve the Rail Project in a safe and continuous manner in order to deliver uninterrupted service to its passengers). Rail Company shall have the right, but not the obligation, at all times during the Term, to install, design, manage, maintain, repair, and rehabilitate utilities or other services for its own account to the extent that the said utilities or services are necessary or desirable for the Rail Project.

vii.       Authority reserves the right of access to the Property as is reasonably necessary for the Authority to take any reasonable actions required to be taken to address any release of hazardous substances that may have occurred prior to the Effective Date, including, but not limited to, sampling of soil and groundwater, monitoring well installations, soil excavation, and groundwater remediation.

viii.      Upon reasonable prior notice, Rail Company shall allow the Authority reasonable access to the Property for activities incidental to Authority planning efforts, including surveying and conducting an environmental assessment.

ix.         Upon reasonable prior notice, Rail Company shall allow the Authority reasonable access to the Property to do any other act or thing the Authority may be obligated to do, or have a right to do, pursuant to the terms of this Agreement.

x.          As to the Rail Line Slope Easement Property, the Authority reserves the right to impact the Rail Line Slope Property by installing retaining walls at the Authority’s expense to provide support to the Rail Line Easement Property. The Authority shall provide written notice and design construction plans to Rail Company for its review and approval. Rail Company shall have thirty (30) days to provide comments on the plans submitted. If no response is received within thirty (30) days, the plans are deemed approved.

The reservation of a right by the Authority to enter upon the Property and perform any act shall not be deemed to: impose any obligation on the Authority to do so; make the Authority responsible to Rail Company or any third party for the failure to do so; or relieve Rail Company from any of its obligations under this Agreement.

It is acknowledged and agreed that it is material for Rail Company to be able to operate, maintain and improve the Rail Project in a safe and continuous manner in order to deliver uninterrupted service to its passengers. The Authority and City shall exercise their access rights under this Agreement in a reasonable manner so as to minimize interference with Rail Company’s use and enjoyment of the Property and safe and reliable operation of the Rail Project subject to the provisions of this Agreement. With regard thereto, any such access to the Property may be limited to specific times and will need to be coordinated with Rail Company following reasonable notice and shall be subject to Rail Company’s standards and requirements for entries onto railroad property, which include, without limitation, the positioning of flag persons, and insurance requirements that are uniformly applicable to contractors performing work within the boundaries of the Rail Project (provided, any such insurance requirement or any indemnification requirement shall apply to the Authority’s and the City’s contractors, but shall not require the Authority or City to purchase insurance or to make any indemnification in connection with any access that it may exercise through its contractors or employees in connection with any activity otherwise authorized by this Agreement). With regard thereto, it is also acknowledged by the Authority and City that access to the Property following the commencement of operations of the Rail Project will need to be subject to rules and procedures in order to protect the safety of the public and prevent injury or loss to persons and property, including, without limitation, rules and regulations mandated by the Federal Railroad Administration (“FRA”) regarding access to rights of way used for railroad purposes. Without limitation of the foregoing, certain rules that shall govern access before, and after, the commencement of operation of the Project are set forth on Exhibit “8” hereto, as same may be modified from time to time (the “Rules”). The Authority and City shall require that all access to the Property by or through the Authority, City or their respective agents and/or employees shall conform to the Rules. Without limiting the generality of the foregoing, any Authority employees or other Airport employees or City employees that utilize any access over the Property must undergo specific right-of way training.

h.          Right to Operate Rail/Rail Airport Fee/Restrictions.

i.          Right to Operate Rail at the Airport.

Upon recording of the Rail Line Easement, the Authority shall grant to Rail Company the right to operate rail service as described herein into and out of the Airport subject to the terms and conditions set forth herein. All of Rail Company’s trains utilizing the Rail Line Easement shall stop at the Rail Station Building and accommodate for the boarding and alighting of passengers. This provision shall not apply to trains being operated to or from the Maintenance Facility and not carrying or available to carry passengers.

ii.         Rail Airport Fee.

In return for the grant of the privilege to utilize the Airport as the terminal station for its rail service between Miami and Orlando, Rail Company shall remit to the Authority a Rail Airport Fee of ONE AND 50/100 DOLLARS ($1.50) per Outbound Passenger (the “Rail Airport Fee”). Notwithstanding the above, the Authority hereby agrees to waive a portion of the Rail Airport Fee equal to Zero and 50/100 Dollars ($.50) per Outbound Passenger until the earlier of the date that: (A) Rail Company reaches one million four hundred thousand (1,400,000) total Outbound Passengers over a twelve (12) month rolling calendar (“Stabilization Date”) or (B) the Authority operates bona fide passenger air services at the South Terminal Complex. Upon the earlier to occur of the dates set forth in subsections (A) and (B), the Rail Airport Fee shall be ONE AND 50/100 DOLLARS ($1.50) per Outbound Passenger. At the Authority’s option, the Rail Airport Fee shall be adjusted every five (5) years by the most currently issued Consumer Price Index - U.S. City average for urban wage earners and clerical workers all items (1982-84 equals 100) (“CPI-U”) as follows: The per-Outbound Passenger Rail Airport Fee shall be multiplied by a fraction, the numerator of which shall be the CPI-U for the month preceding the month of adjustment, and the denominator of which shall be the CPI for the month in which the Rail Airport Fee first commenced to be paid as provided hereinabove. If CPI-U is no longer being calculated, the Authority will reasonably select a similar measurement. In no event shall the Rail Airport Fee be adjusted below ONE AND 50/100 DOLLARS ($1.50) per Outbound Passenger.

Notwithstanding the foregoing, the Authority shall be entitled, within the ninety (90) days following the Threshold Date, to a one-time review as to whether the Rail Airport Fee adequately compensated the Authority for any reduction in the Income from Rental Car Operations. First, the Authority will determine whether the Threshold Average Income is less than the Base Year Income. If the Threshold Average Income is equal to or greater than the Base Year Income, the Authority agrees that the Rail Airport Fee fairly compensated the Authority and no further review is required. If the Threshold Average Income is less than the Base Year Income, the Authority will hire a consultant reasonably acceptable to Rail Company to determine whether the reduction in Income from Rental Car Operations was caused by the Rail Company Rail Transportation Business taking into account any Outside Influences. If after taking into account the Outside Influences on the Income from Rental Car Operations the consultant determines that the Income from Rental Car Operations was reduced by the Rail Transportation Business, the Authority shall be entitled to increase the Rail Airport Fee by the Rail Airport Fee Increase, if any.

iii.         Limitations.

(a)        Gambling Restriction.

Rail Company shall not operate nor allow any Gambling on board the trains being operated as part of the Rail Project for the entire length of the line from Orlando to Miami Florida. Additionally, Rail Company shall not promote, advertise or encourage, or otherwise allow any third party to promote, advertise, encourage or otherwise allow Gambling on any portion of the trains being operated as part of the Rail Project. The foregoing is referred to as the “Gambling Restriction.” Notwithstanding the above, a third party magazine available on the train that does not primarily promote Gambling, but contains some Gambling advertising along with numerous other non-Gambling advertising such as an in-flight magazine on an airplane, shall not constitute a violation of the Gambling Restriction. However, a brochure or pamphlet which is primarily focused on advertising Gambling shall be prohibited. The Gambling Restriction shall remain in effect until such a time as Gambling is legal in both Miami- Dade County, Florida and Orange County, Florida and the Authority has adopted a policy allowing Gambling or Gambling promotion on the Airport. In the event Gambling becomes legal in both Miami-Dade County and Orange County, Florida, and the Authority adopts a policy allowing Gambling and/or Gambling promotion on the Airport, then the Gambling Restriction above shall be modified to match the policy adopted by the Authority regarding Gambling and/or Gambling promotion. Rail Company shall only operate the Rail Transportation Business while on Airport property and shall not operate any concessions on Airport property except as otherwise permitted under this Agreement, the Premises Lease and Use Agreement or the Vehicle Maintenance Facility Ground Lease Agreement. Rail Company, without the Authority’s consent, may elect to enter into concession and similar agreements for various services to be provided on the trains such as food and beverages, newsstand, and Wi-Fi. Rail Company’s Wi-Fi service shall be coordinated with the Wi-Fi to be provided by the Authority in the Rail Station Building. It is understood that the foregoing does not require the Rail Company to limit access to internet sites by the passengers.

b.         Fueling Restriction.

Rail Company shall not allow any fueling of the locomotives or any other equipment on or within the Property, or within the Rail Company Premises. All fueling activities of any kind shall occur at the Vehicle Maintenance Facility.

c.          Display Advertising.

Rail Company shall not install or allow any display advertisements within the Rail Line Easement Property. Notwithstanding the prohibition on display advertising within the Rail Line Easement Property, Rail Company may utilize display advertising in the form of “wrapping” of trains. Such display advertising shall be subject to the review and approval or disapproval of the Authority, which shall not be unreasonably withheld. Rail Company anticipates that the Authority will not object to “wrapping” of trains to promote the Rail Company and/or the Rail Project and/or Rail Transportation Business or if it relates to civic or sporting events; however, said display advertising is still subject to the Authority’s review as set forth above. If a display advertising request by Rail Company is submitted as time-sensitive due to the activity to be promoted, the Authority shall review the request on an expedited-basis, with the intent that the request be review and approved (or denied) by the Authority’s Director of the Development Review Committee without setting the item for a full committee or Authority Board approval. The review and approval process by the Authority shall be consistent with its advertising standards and regulations generally applicable to the Airport. In no event shall any display advertising include pornographic or sexually explicit content.

d.         Non-Emergency Repairs.

The Rail Company shall not conduct any non-emergency maintenance or repairs of its train sets on the Property. All such activities shall occur at the Maintenance Facility.

iv.        Payments and Passenger Count Report.

The Rail Airport Fee for each month shall be remitted to the Authority at the office of the Director of Finance without set off or demand on the tenth (10th) day of each month following provision of rail service based on the previous month’s Outbound Passengers at the Airport and provide the Authority at the office of the Director of Finance a Passenger Count Report in the form attached hereto as Exhibit “9”, which form the Executive Director may amend from time to time at his reasonable discretion upon thirty (30) days’ notice. The Passenger Count Report shall set forth the prior month’s Outbound Passenger count and be signed by an officer or designee of the Rail Company.

v.         Annual Certification of Outbound Passenger Count and Rail Airport Fees.

Without demand, within one hundred twenty (120) calendar days after the close of each Agreement Period of the Term hereof, Rail Company at its own cost and expense shall provide statements prepared in accordance with generally accepted accounting principles applied on a consistent basis for its Outbound Passenger counts and Rail Airport Fees due and amounts paid, together with a report on examination of such statements made in accordance with attestation standards established by the AICPA by an independent Certified Public Accountant (CPA), licensed in the state of Florida or a CPA who holds a valid temporary permit to practice in the state of Florida, and who is not an employee of Rail Company, or by an out of state licensed CPA who the National Association of State Boards of Accountancy (NASBA) has verified to be in compliance with the CPA licensure requirements of the American Institute of CPAs/NASBA Uniform Accountancy Act and who is not an employee of Rail Company (the “Report”). The Report must be accompanied by: (1) a schedule of Outbound Passenger Count and Rail Airport Fees and amounts paid by calendar month and in total for such Agreement Period; and (2) an unqualified opinion on examination of those schedules and such calculation by the independent certified public accountant, in accordance with attestation standards and the terms and provisions of this Agreement, including, without limitation, the definitions of Outbound Passenger and Rail Airport Fees as set forth above. There may be no limitation on the scope of the examination that would preclude the independent certified public accountant from expressing an unqualified opinion as to the correctness and completeness of the schedules for each month and for the Agreement Period.

If such schedules indicate the Rail Airport Fees for the Agreement Period have been overpaid, then the amount of overpayment shall be credited to the Rail Airport Fees, next due and owing from Rail Company, unless the Term hereof has expired, in which event such amount shall be promptly refunded by the Authority to Rail Company. If such schedules indicate that the Rail Airport Fees for such Agreement Period have been underpaid, the Rail Company shall submit payment therefor to the Authority at the office of the Director of Finance at the same time it submits to the Director of Finance the statements required under this Article 5.h.v, together with interest on any underpaid Rail Airport Fees at the rate set forth in Article 5.h.vi.d. below, from the date such fees should have been paid.

vi.        Books and Records/Authority’s Right to Audit.

Rail Company shall, at all times during the Term hereof, maintain at its principal business office located in the United States and make available to the Authority in Orange County, Florida complete and accurate books and records, in a form consistent with generally accepted accounting principles, and cause to be installed for use at all times during the Term of this Agreement such cash registers, point of sale systems, credit card processing equipment, devices and forms, invoicing machines, sales slips, passenger counting systems, and other accounting equipment, devices and forms as are reasonably necessary to record properly, accurately and completely all ticket sales and actual Outbound Passenger boardings. Rail Company’s books and records shall be maintained in sufficient detail to allow the Authority or its representatives to review, examine, or audit, in accordance with generally accepted auditing or attestation standards, the Outbound Passenger counts. Rail Company’s federal, state and local income tax returns, and employment records and reports will not be considered business records available for inspection by the Authority, except to the extent necessary to confirm exclusion of employees and crew from the Outbound Passenger count. Rail Company shall account for all transaction of any nature related to Rail Company’s operations in a manner which segregate in detail those Outbound Passenger transactions from other transactions of Rail Company and which supports the amounts reported to the Authority in Article 5.h.iv. At a minimum, Rail Company’s accounting for Outbound Passengers shall include the following:

a)         A compiled report of transactions showing all Outbound Passenger counts prepared in accordance with the Passenger Count Report prepared in accordance with Paragraph 5.h.iv above. That report shall be subtotaled by day, totaled by month and the monthly total shall correspond with the amounts reported to the Authority under Paragraph 5.h.v and shall be reconciled to the amounts posted in Rail Company’s general ledger if different or offset or netted with other amounts posted to the general ledger.

b)         Such other records (including but not limited to, original source documents) which would normally be examined by an independent certified public accountant in performing an examination of Rail Company’s books and records to verify Outbound Passenger counts.

c)         If any such reports or records provided to the Authority contain any trade secrets, commercial or financial information that Rail Company requests in writing to be kept confidential, such information shall be confidential and shall not be disclosed by the Authority other than to carry out the purposes hereof; provided, however, the Authority shall be permitted to divulge the contents of any such reports or records in connection with any administrative or judicial proceedings in which the Authority is involved where the Authority may be required to divulge such information provided the Authority gives Rail Company prompt notice and a reasonable opportunity to object to such disclosure. The foregoing confidential requirement is subject to applicable public records laws and freedom of information laws of the State of Florida.

d)         Such records may be in the form of (a) electronic media generally compatible with the Authority’s computers, or (b) a computer run hard copy, or (c) upon request, a computer text file recorded on electronic media in a format that is compatible with, and that can be imported into Microsoft Excel or other acceptable format, that details monthly transaction information. The Executive Director may reasonably require other records necessary in his determination to enable the accurate audit of Rail Company’s Outbound Passenger counts hereunder. In order to facilitate the review, inspection, or audit performed by the Authority, Rail Company agrees to make suitable arrangements with the independent certified public accountant who is responsible for preparing the annual certification on behalf of Rail Company pursuant to Paragraph 5.h.v, to make available to the Authority’s designated representative(s) for review, any and all working papers relevant to the examination performed by the independent certified public accountant. Rail Company shall also lend such assistance and support to the Authority as the Authority may reasonably request in the conduct of any passenger origin/destination or other survey as the Authority reasonably deems necessary in order to accurately determine Rail Company’s Outbound Passenger counts hereunder. Upon thirty (30) calendar days’ prior written notice from the Executive Director, all such books and records including the General Ledger and any other financial or statistical reports or records that the Authority may reasonably request for the purpose of determining the accuracy of the Outbound Passenger counts reported by Rail Company, shall be made available, either at Rail Company’s office located in the Terminal Complex, or at the Executive Director’s option, at the offices of the Authority, for inspection by the Authority through its duly authorized representatives at any time for up to four (4) years subsequent to expiration of the period to which such books and records relate (and Rail Company shall not be obligated to retain such books and records subsequent to the termination of such four (4) year period); provided, however, that any such inspection will be conducted during reasonable business hours and in such a manner and at such time as not to interfere unduly with the conduct of Rail Company’s business. In the event that exclusions, deductions or allocations reducing the number of Outbound Passengers are not supported or substantiated by such records, all such amounts shall be deemed included in Outbound Passenger counts for the purpose of determining amounts payable to the Authority. Notwithstanding the foregoing, should Rail Company not wish to make its books and records available for inspection, examination or audit at Rail Company’s office located in the Terminal Complex or at the offices of the Authority, Rail Company shall have the option of having the audit performed at a location where Rail Company maintains its records. If Rail Company elects to have the inspection, examination or audit performed at a location outside the Orlando MSA, Rail Company shall pay the Authority for travel and lodging expenses actually incurred in connection with such inspection, examination or audit, in accordance with the Authority’s adopted travel policies, from the auditor’s duty station to the location at which the books and records are maintained for each day of travel and on-site work. After the inspection, examination or audit is completed, the Authority will bill Rail Company for such travel expenses and Rail Company shall promptly pay such bill. If, as a result of such examination, it is established that the Rail Airport Fees for any Agreement Period have been underpaid to the Authority, Rail Company shall forthwith, upon written demand from the Executive Director, pay the difference to the Authority, together with interest thereon at the highest lawful rate minus three percent (3%) from the date such amount or amounts should have been paid. Further, if such examination establishes that Rail Company has underpaid Rail Airport Fees for any year by two percent (2%) or more, then the entire reasonable expense of such examination shall be borne by Rail Company. If such examination indicates the Rail Airport Fees for the Agreement Period have been overpaid, then the amount of overpayment shall be credited to the Rail Airport Fees, next due and owing from Rail Company, unless the Term hereof has expired, in which event such amount shall be promptly refunded by the Authority to Rail Company. The Authority’s rights under this paragraph shall survive the expiration or earlier termination of the Term of this Rail Line Easement Agreement. In the event of any conflict between any provision of this Rail Line Easement Agreement and generally accepted accounting principles or generally accepted auditing standards, or attestation standards the provisions of this Rail Line Easement Agreement shall control even where this Rail Line Easement Agreement references such principles or standards. In particular, without limitation, Rail Company shall maintain all records required under this Rail Line Easement Agreement to the full extent required hereunder, even if some or all of such records would not be required under such general principals or standards.

i.           Operation. Rail Company shall operate the Rail Project constructed on the Property in a safe and reliable manner, in compliance with the terms of this Agreement, and all applicable federal, state, and local governmental laws and regulations. If at any time the Authority has reason to believe that Rail Company is not operating the Rail Project in accordance with the requirements of this paragraph, then the Authority shall provide written notice to Rail Company and an opportunity to address and/or cure a failure to comply with the terms of this Agreement or any applicable federal, state, and local governmental laws and regulations within thirty (30) calendar days from its receipt of such notice. If Rail Company fails to cure any such failure within such thirty (30) days, or fails to commence and pursue the cure of any such failure that cannot be cured within such thirty (30) days, then the Authority shall provide written notice to Rail Company as provided below for notice upon the occurrence of an Event of Default.

j.           Maintenance. Rail Company shall perform such activities as are set forth in Rail Company’s maintenance management plan, to be provided to and approved by the Authority during the Escrow Term. Improvements shall be maintained by Rail Company in a manner consistent with FRA regulations applicable to FRA Class 6 and AREMA standards. Rail Company shall also otherwise generally keep and maintain the Property, the portions of the Improvements located on the Property, and any other structure erected on the Property by Rail Company, in good working order and safe condition and repair at Rail Company’s own expense during the Term of this Agreement, and shall keep the Property free and clear of weeds, brush, and debris of any kind, and of overgrowth of grass, so as to prevent the same becoming unsightly, dangerous, inflammable, or objectionable. Ballast shall be maintained so that it remains within the rail bed and shall be kept reasonably clean and free of grass and debris. Maintenance shall be accomplished in a manner so as to cause no unreasonable interference with the use of the Airport property. The Authority and City shall have no duty to inspect or maintain any of the land, Property or Improvements, if any, during the Term of this Agreement; however, the Authority shall have the right, upon no less than two (2) business days’ written notice to Rail Company, at the Authority’s sole expense, to enter the Property for purposes of inspection, including conducting an environmental assessment if the Authority has reason to believe that a legal violation exists on the Property. Such assessment may include but would not be limited to: surveying, sampling of building materials, soil and groundwater, monitoring well installations, soil excavation, groundwater remediation, emergency asbestos abatement, operation and maintenance inspections, and any other action which might be required by applicable law or commercially reasonable industry practice. The Authority’s right of entry shall not obligate inspection of the Property by the Authority, nor shall it relieve Rail Company of its duty to maintain the Property. Any such inspection by the Authority shall not affect Rail Company’s use and operation of the Rail Project in any material respect (with it being understood that it is material for Rail Company to be able to operate, maintain and improve the Rail Project in a safe and continuous manner in order to deliver uninterrupted service to its passengers). If proper maintenance has not been performed by Rail Company and Rail Company does not cure the failure within thirty (30) days of the date of its receipt of notice from the Authority, then the Authority may perform or have others perform such maintenance and charge the reasonable and necessary cost of such maintenance to Rail Company, with it being understood and agreed that the use of the Property for rail purposes (including without limitation train emissions) in accordance with applicable laws shall not require remedial action. Upon notice from the Authority to Rail Company of such charges incurred by the Authority for the performance of maintenance pursuant to this section, such charges shall become due and payable within thirty (30) days.

6.          Closing Procedures.

a.          Conveyance of Property Interests. Simultaneously with the execution of this Agreement, Rail Company, the City and the Authority shall deliver to Marchena & Graham, P.A., c/o Marcos R. Marchena, Esq. (“Closing Agent”) executed originals of the Temporary Construction Easement, the Rail Line and Slope Easement, the Premises Lease and Use Agreement, and the Vehicle Maintenance Facility Ground Lease Agreement (such documents and other documents subsequently delivered to Closing Agent are collectively referred to as the “Escrow Documents”). Closing Agent shall hold all of the Escrow Documents in escrow until Rail Company and the Authority have jointly notified Closing Agent that the Escrow Conditions (as hereinafter defined) have been satisfied. Upon receipt of such notice, Closing Agent shall promptly record the Temporary Construction Easement and release the Vehicle Maintenance Facility Ground Lease. Closing Agent shall continue to hold in escrow the Rail Line and Slope Easement and the Premises Lease and Use Agreement, until Substantial Completion has been certified as to the Critical Rail Corridor Improvements and as to the Improvements, whereupon Closing Agent shall deliver executed originals to the parties. The conveyance contemplated by this paragraph is sometimes referred to as the “Closing.”

b.          The conditions to be satisfied in order to release the escrow documents are set forth in Exhibit “11” hereto (the “Escrow Conditions”). Closing Agent shall hold all Escrow Documents in escrow from the date hereof until the earlier of the following dates (the “Escrow Term”): (i) the satisfaction or waiver (any such waiver to be in the sole discretion of the waiving party) of the Escrow Conditions or (ii) June 30, 2014, as such date may be amended by the parties in writing (the “Escrow Termination Date”). The Authority’s Executive Director is authorized to extend the Escrow Termination Date for up to ninety (90) days.

c.          The recording of the Rail Line Easement shall occur within thirty (30) days of Substantial Completion of the Critical Rail Corridor Improvements and completion of the Improvements. However, the Authority’s and City’s obligation with respect thereto is specifically contingent upon the Substantial Completion of the Critical Rail Corridor Improvements and the Improvements on or before the date for Substantial Completion reflected in Exhibit “7” hereto (the “Substantial Completion Deadline”) (subject to extension for Force Majeure Events). In addition, if not Substantially Completed by such date but Rail Company is diligently proceeding with construction of the Critical Rail Corridor Improvements, then such date shall be extended until construction is abandoned.

d.          Additional provisions applicable to the escrow established hereunder are set forth in Exhibit “12” hereto.

7.          Events of Default.

a.          Termination Events of Default by Rail Company: The events described below shall each be deemed to be a “Termination Event of Default” by Rail Company as such may result in termination of the Rail Line Easement hereunder:

i.          The conduct by Rail Company of any business on the Property not specifically authorized herein, and such business does not cease within thirty (30) days after receipt of the Authority’s written notice to cease such business or acts.

ii.         The failure of Rail Company to make any payment required to be made by Rail Company hereunder when due as herein provided, which failure is not remedied within one hundred eighty (180) days after receipt by Rail Company of the Executive Director’s written demand, provided that if the amount demanded is in dispute, by payment within such one hundred eighty (180) days of (A) the full portion of the amount due which is not in dispute to the Authority and (B) the full portion of the amount which is in dispute into escrow under protest.

iii.        The repeated failure (defined for this purposes at least six (6) such failures with any consecutive twelve (12) month period) to make any payment required to be made by Rail Company under this Rail Line Easement Agreement when due and as herein provided (provided that notice of such failure shall have been given to Rail Company, but whether or not Rail Company shall have remedied any such failure within the time provided for in such notice).

iv.        Abandonment of use of the Rail Line Easement by Rail Company. “Abandonment” shall be deemed to occur only if the Rail Company, or its properly assigned successor, ceases rail service to be provided by Rail Company to the Airport for a period of 180 days consecutively (subject to extension for Force Majeure Events) provided however if the Rail Company, or its properly assigned successor, is reorganizing, then Abandonment shall be deemed to occur only if rail services to be provided by Rail Company to the Airport cease for a period of 365 days consecutively (subject to extension for Force Majeure Events).

v.         The Rail Company’s regularly scheduled operation of any trains on the Rail Line Easement Property which fail to stop and provide passenger rail service at the Rail Company Premises (or at the Rail Company’s platform in the Rail Station Building if the Premises Lease and Use Agreement is no longer in effect). This provision shall not apply to trains being operated to the Maintenance Facility and not carrying or available to carry passengers (other than employees and crew).

vi.        Upon the filing by or against Rail Company of any proceeding under federal bankruptcy laws, if Rail Company has defaulted in the performance of any provision of this Rail Line Easement Agreement within the 90 days preceding such filing and such default was not cured prior to filing, the Authority shall have the right to cancel this Rail Line Easement Agreement, in addition to other remedies provided under provisions of the Federal Bankruptcy Rules and Regulations and Federal Judgeship Act of 1984, as such may be subsequently amended, supplemented, or replaced. If the filing is an involuntary filing, the Authority shall have no rights under this paragraph if Rail Company causes such filing to be dismissed within one hundred twenty (120) days. Nothing contained in this paragraph shall be deemed to limit Rail Company’s ability to assert rights that may be available under the federal bankruptcy code or rules.

b.          Non-Termination Events of Default by Rail Company: The events described below shall each be deemed to be a “Non-Termination Event of Default” by Rail Company which may result in the Authority pursuing any available right or remedy except for the termination of the Rail Line Easement:

i.          The discovery by the Executive Director that any material statement of fact furnished by Rail Company in connection with this Rail Line Easement Agreement is false or materially misleading and is not made correct within thirty (30) days after written notice.

ii.         The commencement by Rail Company in any court pursuant to any statute of the United States or of any State, territory or government of an insolvency or bankruptcy proceeding, including, without limitation, a proceeding for liquidation, reorganization or for the adjustment of its indebtedness and such proceeding has not been completed or Rail Company discharged within one hundred eighty (180) days after the commencement thereof.

iii.        The failure by Rail Company to cure a default in the performance of any of the terms, covenants, and conditions required herein not otherwise listed in this Section 7.b. within thirty (30) days after receipt of written notice from the Authority of such default; or, if by reason of the nature of such default, the same cannot be cured within thirty (30) days following receipt by Rail Company of written demand from the Authority to do so, Rail Company fails to commence curing such default within such thirty (30) days following such written notice, or having so commenced, shall fail thereafter to continue with diligence the curing thereof and, in any event, fails to cure such default within a reasonable time or ninety (90) days after receipt of notice of such default, whichever is earlier. Rail Company shall have the burden of proof to demonstrate (i) that the default cannot be cured within thirty (30) days, and (ii) that it is proceeding with diligence to cure said default, and that such default can be cured within the earlier of a reasonable period of time or ninety (90) days.

iv.        The placement of any construction lien upon the Rail Line Easement Property as a result of Rail Company’s failure to pay for any work for any Critical Rail Corridor Improvements or any Improvements which were installed by or on behalf of Rail Company and which is not bonded over or discharged of record within thirty (30) days after receipt of notice by Rail Company or any levy under any such lien.

v.         The failure of Rail Company to provide any report required to be submitted to the Authority with respect to the Rail Airport Fee when due as herein provided, which failure is not remedied within twenty (20) days after receipt by Rail Company of the Executive Director’s written demand.

vi.         The failure by Rail Company to pay any part of the fees and charges due hereunder and the continued failure to pay such amounts in full within thirty (30) days after the Authority’s written notice of such default; provided, however, that if a dispute arises between the Authority and Rail Company with respect to any obligation or alleged obligation of Rail Company to make payments to the Authority, payments under protest by Rail Company of the amount due shall not waive any of Rail Company’s rights to contest the validity or amount of such payment. In the event any court or other body having jurisdiction determines all or any part of the protested payment shall not be due, then the Authority shall promptly reimburse Rail Company or credit against future payments by Rail Company any amount determined as not due.

vii.        The failure by Rail Company to obtain and keep in force insurance coverage in accordance with Article 14, below, which is not cured within ten (10) days after receipt of written notice by the Authority of such default.

viii.       The appointment of a trustee, custodian, or receiver of all or a substantial portion of Rail Company’s assets.

ix.          The divestiture of Rail Company’s estate herein by operation of law, by dissolution, or by liquidation, (not including a merger or sale of assets).

Notwithstanding the occurrence of any Event of Default, Rail Company shall remain liable to the Authority for all fees and charges payable hereunder and for all preceding breaches of any obligation under this Rail Line Easement Agreement. Furthermore, unless the Authority elects to cancel this Rail Line Easement Agreement for a Termination Event of Default, Rail Company shall remain liable for and promptly pay all fees and charges accruing hereunder through the end of the Term.

8.           Cross Default. A default under any other agreement between the Authority and Rail Company, including but not limited to the Premises Lease and Use Agreement, the Vehicle Maintenance Facility Ground Lease Agreement, the Rail Line Easement and the Rail Line Slope Easement, shall constitute a default under this Agreement at the option of Authority (a “Cross Default”). No Cross Default shall result in the termination of this Agreement or the Rail Line Easement or the Rail Line Slope Easement unless the same constitutes a Termination Event of Default under this Agreement.

9.           The Authority’s Remedies. Upon the occurrence of an Event of Default, the following remedies, which shall be cumulative, shall be available to the Authority:

a.           The Authority may exercise any remedy provided by law or in equity, including but not limited to the remedies hereinafter specified, subject to the terms hereof.

        i.             By mandamus or other proceeding at law or in equity, cause Rail Company to remit to the Authority funds sufficient to enable the Authority to cure the Event of Default.
        ii.            By action or suit in equity, require Rail Company to account for all moneys owed to the Authority pursuant to this Agreement.

        iii.   By action or suit in equity, seek to enjoin any acts or things which may be unlawful.
iv.   By applying to a court of competent jurisdiction, seek to cause the appointment of a receiver to manage the Rail Project, establish and collect fees and charges, and apply the revenues to the reduction of the obligations under this Agreement.

v.    By suing Rail Company, for payment of amounts due, or becoming due, with interest on overdue payments together with all costs of collection, including attorneys’ fees.
vi.   Because the Authority has given up the right to seek termination for all events of default that are not a Termination Event of Default, the Parties acknowledge the Authority’s right to seek specific performance without the necessity of proving that money damages are not available.

vi.    Because the Authority has given up the right to seek termination for all events of default that are not a Termination Event of Default, the Parties acknowledge the Authority’s right to seek specific performance without the necessity of proving that money   damages are not available.

    b.           Only upon the occurrence of a Termination Event of Default may the Authority elect to terminate this Rail Line Easement Agreement, effective upon the date specified in the notice of cancellation, which shall be no less than ninety (90) days after the date of such notice. Upon the effective date of the termination, Rail Company shall be deemed to have no further rights hereunder and the Authority shall have the right to revoke Rail Company’s right to operate the Rail Transportation Business at the South Airport APM Complex at the Airport and to take immediate possession of the Rail Company Premises. Notwithstanding any other provision of law or contract, the Authority shall not exercise any legal or contractual remedy that would have the effect of interrupting or preventing the Rail Company from providing continuous passenger rail service over the Rail Line Easement for any breach or default other than a Termination Event of Default. Moreover, for a Termination Event of Default due to Abandonment, the termination of this Agreement shall be the Authority’s exclusive remedy therefor and for a Termination Event of Default due to nonpayment as provided above, the termination of this Agreement and receipt of payment due and outstanding as of the effective date of termination shall be the Authority’s exclusive remedy therefor.

c.           Rail Company shall pay to the Authority and City all other reasonable costs incurred by the Authority in the exercise of any remedy permitted hereunder, including, but not limited to, Attorney Fees, disbursements, court costs, and expert fees.

10.         Events of Default by the Authority. The events described below shall be deemed “Authority Events of Default”:

a.           the Authority fails to keep, perform, or observe any term, covenant, or condition herein contained, to be kept, performed, or observed by the Authority and such failure continues for thirty (30) days after receipt of written notice of such failure from Rail Company; or, if by its nature such default cannot be cured within such thirty (30) day period, the Authority shall not commence to cure such default within said thirty (30) days and thereafter to cure or remove the same as promptly as reasonably practicable but not to exceed ninety (90) days.

b.           The Airport is permanently closed as a multimodal transportation facility by act of any federal, state, or local government agency having competent jurisdiction; or Rail Company is unable to use Airport for a period of One Hundred Eighty (180) consecutive days due to any law or any order, rule or regulation of any governmental authority having jurisdiction over the operations of the Airport; or any court of competent jurisdiction issues an injunction preventing the Authority or Rail Company from using the Airport for airport purposes, for reasons other than those circumstances within Rail Company’s control or resulting from Rail Company’s actions, and such injunction remains in force for a period of at least One Hundred Eighty (180) consecutive days.

c.            The United States Government or any authorized agency thereof (by executive order or otherwise) assumes the operation, control, or use of the Airport in such a manner as to substantially restrict Rail Company from conducting its operations, if such restriction continues for a period of sixty (60) consecutive days or more.

11.          Rail Company’s Remedy. Upon the occurrence of an Authority Event of Default under paragraph l0.a. above, Rail Company may exercise any remedy provided by law or in equity, which shall be cumulative. Upon occurrence of an Authority Event of Default under paragraph 10.b. or 10.c. Rail Company’s sole remedy shall be termination of the Rail Line Easement and its obligations under this Rail Line Easement Agreement

12.          Waiver of a Jury Trial.

RAIL COMPANY, THE AUTHORITY AND CITY HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATED TO, ARISING OUT OF OR IN CONNECTION WITH THE TERMS, CONDITIONS, AND COVENANTS OF THIS RAIL LINE EASEMENT AGREEMENT. Initials _______ Initials _______  Initials _______

13.          Survival. All of the terms and provisions in the Rail Line Easement Agreement shall be incorporated into and survive the recording of the Rail Line Easement.

14.          Indemnification. Insurance and Environmental.

a.            Indemnification. Rail Company shall indemnify, defend and hold completely harmless the Authority, the City and the members (including, without limitation, all members of the governing board of the Authority, the Orlando City Council and the advisory committees of each), officers, agents and employees of each (the “Indemnified Parties”) from and against any and all third-party claims, suits or demands resulting in judgments, losses, costs, fines, penalties, damages, liabilities (including without limitation statutory liability, liability under Workers’ Compensation Laws and liability related to environmental issues), and expenses (including all costs for investigation and defense thereof, including, but not limited to, court costs, reasonable expert witness fees and Attorneys’ Fees) (collectively, “Claims”) which are actually incurred by, charged to or recovered from any of the Indemnified Parties and which arise on the Rail Easement Property (1) out of the use, occupancy or maintenance of the Rail Line Easement Property, including any Improvement thereto or (2) in connection with any of Rail Company’s rights and obligations contained in this Agreement, including, but not limited to, any and all Claims for damages as a result of the injury to or death of any person or persons, or damage to any property which arises as a result of any act or omission on the part of Rail Company or its officers, partners, employees, agents, contractors, subcontractors, or licensees, regardless of where the damage, injury or death occurred, unless any such Claim was caused solely by (A) the negligence, gross negligence or willful misconduct of any Indemnified Party or by (B) the joint negligence, gross negligence or willful misconduct of any Indemnified Party and any person other than Rail Company or Rail Company’s officers, partners, employees, agents, contractors, subcontractors, or licensees or invitees.

To the extent any injury to or death of any person or persons, or damage to any property, occurs within the Airport terminal buildings, parking garages, or Automated People Mover complex and not within the Premises, as defined in the Premises Lease and Use Agreement, Rail Company shall be required to provide the indemnity and defense set forth above to the Indemnified Parties, but only to the extent such Claim was caused in whole or in part by the negligence or willful misconduct of Rail Company, except, however, the provisions of the preceding paragraph shall apply to Claims arising from acts or omission of Rail Company’s agents, employees or contractors even if within the Airport terminal buildings, parking garages, and Automated People Mover complex.
The Authority shall give Rail Company reasonable notice of any Claim for which indemnification will be sought under this Paragraph 14.a, allow Rail Company or its insurer to compromise and defend the same to the extent of its interests (subject to the Authority’s right to approve any proposed settlement, which approval shall not be unreasonably withheld) and reasonably cooperate with the defense of any such suit or claim. The Authority’s failure to promptly notify Rail Company of a Claim will not act as or constitute a waiver of any rights of the Authority under this Agreement, except to the extent that Rail Company is prejudiced as a result of such failure. In carrying out its obligations under this Paragraph 14.a, Rail Company shall use counsel reasonably acceptable to the Authority. Notwithstanding the foregoing or anything to the contrary in this Agreement, (x) the Rail Company’s duty to indemnify, defend and hold the Indemnified Parties harmless hereunder shall not make the Rail Company liable for any Claims for which the Authority or any Indemnified Party is immune pursuant to applicable law, including section 768.28, Fla. Stat., or the then current version of same, (y) nothing in this Paragraph 14.a shall be construed as a waiver or attempted waiver by the Authority or any Indemnified Party of its sovereign immunity, including limits of liability, under applicable law and (z) in no event shall the requirements of this Paragraph 14.a be construed to provide an independent legal basis to hold the Rail Company or an Indemnified Party liable to any other person or entity for any damages, whether direct, indirect, punitive, special or consequential damages (including, but not limited to, loss of profits, interest or earnings).

b.            General Liability Insurance. The following insurance is required under this Agreement:

i.            Liability Insurance.

  a)          On or before the Effective Date, Rail Company shall obtain and maintain, at its sole cost and expense, commercial general liability insurance, on an occurrence basis, under one or more policies covering the Rail Company and, by endorsement, the Additional Insureds (as hereinafter defined) against loss or liability in connection with bodily injury, personal injury, death, or property damage occurring on or about the Rail Line Easement Property caused in whole or in part by or through Rail Company or its employees, agents, contractors, or subcontractors made in connection with Rail Company’s use of the Rail Line Easement Property, or any part thereof, or Rail Company’s construction, operation, or maintenance of the Rail Project. For the purposes of this Paragraph 14.b, the “Additional Insureds” shall mean the Authority, the City, and their respective members (including, without limitation, all members of the governing board of the Authority, the Orlando City Council and the advisory committees of each), officers, agents and employees. Rail Company’s commercial general liability insurance coverage shall be in an initial amount of not less than TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) combined single limit per occurrence for bodily injury, personal injury, death and property damage, which limit may be provided by a combination of primary and excess/umbrella coverage. Prior to commencing physical construction of the Rail Project within the Rail Line Easement Property, Rail Company’s commercial general liability insurance coverage shall be increased to an amount of not less than ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00) combined single limit per occurrence for bodily injury, personal injury, death and property damage, which limit may be provided by a combination of primary and excess/umbrella coverage. Rail Company shall maintain such commercial general liability insurance until such insurance is replaced by Rail Company with railroad liability insurance. The commercial general liability coverage, including the coverage for contractual liability, shall not exclude, or restrict coverage, on the basis that construction, demolition or other operations are in connection with railroad operations, or in some proximity to, any railroad easement or property or affecting any railroad bridge or trestle, tracks, road-beds, tunnel, underpass or crossing.

b)         Prior to commencing physical construction of the Rail Project within the Rail Line Easement Property, Rail Company shall cause the prime contractor(s) in privity with the Rail Company (the “Contractor”) to be obtain and maintain, commercial general liability insurance in an amount of not less than TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00) combined single limit per occurrence for bodily injury, personal injury, death and property damage, which limit may be provided by a combination of primary and excess/umbrella coverage. Notwithstanding the foregoing, based on the scope of work to be performed by a Contractor, Rail Company may propose that such Contractor be required to maintain a lower amount for such commercial general liability coverage, and the Authority agrees to reasonably consider each such request. Such insurance shall protect the Rail Company and, by endorsement, the Additional Insureds against loss or liability in connection with bodily injury, personal injury, death, or property damage occurring on or about the Rail Line Easement Property caused in whole or in part by or through such Contractor or its employees, agents, or subcontractors made in connection with the use of the Rail Line Easement Property, or any part thereof, by or on behalf of the Contractor, or construction, operation, or maintenance of the Rail Project, by or on behalf of the Contractor. The commercial general liability policy required of the Contractor by this Agreement shall be written on an occurrence basis, shall include products and completed operations throughout the duration of the coverage, and shall be maintained until ten years after final completion of the construction. The commercial general liability coverage, including the coverage for contractual liability, shall not exclude, or restrict coverage, on the basis that construction, demolition or other operations are in connection with railroad operations, or in some proximity to, any railroad easement or property or affecting any railroad bridge or trestle, tracks, road-beds, tunnel, underpass or crossing.

c)         Upon commencement of the Rail Transportation Business to the paying public, the Rail Company shall obtain and maintain throughout the duration of this Agreement, at its sole cost and expense and in lieu of the Railroad Company’s commercial general liability insurance policy, railroad liability insurance under one or more policies providing coverage against loss or liability in connection with bodily injury, personal injury, death, or property damage, caused in whole or in part by or through the Rail Company or its employees, agents, contractors, or subcontractors made in connection with Rail Company’s use of the Rail Line Easement Property, or any part thereof, or Rail Company’s construction, operation or maintenance of the Rail Project. The railroad liability insurance coverage to be obtained by the Rail Company shall be maintained under one or more policies and shall extend coverage, by endorsement, to the Additional Insureds. Each such railroad liability insurance policy shall be written on an occurrence basis, or where such policy cannot be procured on an occurrence basis at commercially reasonable rates after good faith effort to procure same by the Rail Company, on a “claims made” basis. The railroad liability insurance coverage shall not be less than TWO HUNDRED MILLION AND NO/100 DOLLARS ($200,000,000) per occurrence, or on a claims made basis, as the case may be, depending on the type of policy procured, which limit can be provided by a combination of primary and excess coverage. If the railroad liability policy coverage is on a claims made basis, the retroactive date shall be no later than the date of commencement of operations by Rail Company.

The foregoing policy or policies under which such commercial general liability or railroad liability coverage is provided by Rail Company may include a deductible or self-insured retention not in excess of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) on the condition that:

A.         During any time period that a commercial general liability insurance policy or railroad liability insurance policy required hereunder is in effect, it shall explicitly provide that, notwithstanding the applicability of any deductible or self-insured retention to the coverage for any other person or organization, no such deductible or self-insured retention shall apply to the coverage applicable to the Additional Insureds and, further, that the failure by any other person or organization to pay any of the deductible or self-insured retention shall not in any way diminish the coverage provided to the Additional Insureds, or, in the alternative, if such policies do not so provide with regard to deductibles or self-insured retentions, during any time period that such policy is in effect, (1) Rail Company shall maintain a fronting policy to ensure payment of the deductible or self-insured retention, or (2) each insurance policy shall explicitly provide that an Additional Insured may satisfy such self-insured retention should Rail Company fail to do so when due, and the Rail Company shall provide security in the form of an irrevocable evergreen letter of credit in favor of the Authority and subject to final Authority approval in its sole and absolute discretion, which shall insure the prompt payment of such self-insured retention when due);

B.          Rail Company delivers documentation to the Authority upon request, but no less frequently than annually, that provides assurance to the Authority’s reasonable satisfaction that the self-insurance arrangements adequately protect the Authority against liability for bodily injury, personal injury, death and property damage; and

C.          Rail Company promptly pays any and all amounts due under such deductible or self-insured retention in lieu of insurance proceeds which would have been payable if the insurance policies had not included a deductible or self-insured retention amount.

ii.           Professional Liability Insurance. Prior to entering the Rail Line Easement Property to commence any physical work covered thereby, Rail Company, at no cost or expense to the Authority or City, shall require third parties performing any engineering, architectural, or land surveying work, for, or on behalf of Rail Company, in constructing the Rail Project on the Rail Line Easement Property to procure and maintain, in a policy reasonably acceptable to the Authority, professional liability insurance in a minimum amount as set forth below. Such professional liability insurance must be maintained at all times during activities on the Rail Line Easement Property covered thereby, with tail coverage for at least three (3) years after completion of construction of the Rail Project. For environmental assessments, land surveying work and any other site work, the coverage shall be not less than TWO MILLION AND NO/100 DOLLARS ($2,000,000.00). For architectural, geotechnical engineers, and electrical engineers involved in the Rail Project, the coverage shall be not less than TWO MILLION AND NO/100 DOLLARS ($2,000,000.00). For work involving signaling and security matters, the coverage shall not be less than FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00). For structural engineers and civil engineers relating to a construction project, the coverage shall be not less than FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00).

iii.          Worker’s Compensation. Prior to entering the Rail Line Easement Property to commence any physical activities therein, Rail Company, at Rail Company’s sole cost and expense, shall procure and maintain throughout the duration of this Agreement worker’s compensation insurance in the amount required by law and employer’s liability coverage of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) per occurrence, covering all persons employed by Rail Company in connection with Rail Company’s activities and operations within the Rail Line Easement Property. Such insurance shall be endorsed to provide coverage for any and all liabilities resulting from any applicable employee liability regime, including without limitation, the Federal Employers Liability Act.

iv.          Builders’ Risk. Prior to commencement of any physical construction of the Rail Project within the Property, Rail Company shall, at no cost or expense to Authority or City, procure and maintain, or require its Contractor to procure and maintain, until completion of the construction, builders’ risk insurance in the amount of the construction cost of the Improvements and Critical Rail Corridor Improvements, with waiver of subrogation provisions.

v.          Property Insurance. Upon completion of construction of the Rail Project and prior to commencing operations of the Rail Project within the Property, Rail Company shall, at Rail Company’s sole cost and expense, procure and maintain throughout the duration of this Agreement, extended or broad form coverage property insurance with waiver of subrogation provisions covering the Improvements, with coverage sufficient to cover the probable maximum loss of such Improvements and alterations made by Rail Company pursuant to the terms hereof, which shall include coverage for damage by fire and lightning, theft, vandalism and malicious mischief, or the ISO Causes of Loss - Special Form, as well as flood insurance.

vi.          Pollution Legal Liability Insurance. Rail Company shall also procure and maintain, at its sole cost and expense, pollution legal liability insurance covering the Rail Company and the Additional Insureds in an amount not less than TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000) per claim and TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00) aggregate for each policy term (such term not to exceed three (3) years) and maintain such coverage for the duration of the Term of this Agreement. The pollution legal liability policy shall be in place from the Effective Date through the duration of the Term of this Agreement plus an extended reporting period of not less than five (5) years. The policy shall be on a form reasonably acceptable to the Authority and shall include coverage for bodily injury; property damage, including loss of use of damaged property or of property that has not been physically injured or destroyed; cleanup costs and defense, including costs and expenses incurred in the investigation, defense, or settlement of claims. Coverage shall apply to sudden and non-sudden pollution conditions resulting from the escape or release of smoke, vapors, fumes, acids, alkalis, toxic chemicals, liquids, or gases, waste materials, or other irritants, contaminants, or pollutants and shall include groundwater pollution, soil pollution, air pollution. Unless such coverage cannot be procured at commercially reasonable rates after good faith effort to procure same by the Rail Company, the policy shall also cover noise pollution and vibration pollution. To the extent that the railroad liability policy described above contains pollution coverage, Rail Company will not be required to carry duplicative insurance under this subsection (vi).

vii.         Terrorism or War Risk and Allied Perils. Upon commencement of the Rail Transportation Business to the paying public, Rail Company at no expense to the Authority or City shall obtain Terrorism or War Risk and Allied Perils liability insurance in an amount not less than TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) and property damage insurance in an amount not less than TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00) (which limit may be adjusted during the Escrow Term, as the parties work together in good faith, acting reasonably, to determine whether adjustments are needed to the required property damage amount for this terrorism coverage).

viii.       Business Auto Liability. Rail Company shall procure and maintain business automobile liability insurance coverage, at its sole cost and expense, covering Rail Company, and by endorsement, the Additional Insureds in an amount not less than ONE MILLION DOLLARS and NO/100 ($1,000,000.00) on a form no more restrictive than, and shall cover Rail Company and Additional Insured’s for those sources of liability which would be covered by Section II of, the latest occurrence edition of the Business Auto Coverage Form (ISO Form CA 00 01) as filed for use in the State of Florida by ISO without any restrictive endorsements other than those which are required by the State of Florida, or those which, under an ISO filing, must be attached to the policy (i.e., mandatory endorsements). Coverage shall include all owned, non-owned and hired autos used in connection with this Agreement.

ix.          Required Insurance Primary and Noncontributory. The insurance required to be carried herein shall be on a primary basis to, and shall not require contribution from any other insurance or self-insurance maintained by the Additional Insureds.

x.           Required Insurance Additional Remedy. Compliance with the insurance requirements of this Agreement shall not limit the liability of Rail Company to any Additional Insured. Any remedy provided to an Additional Insured by the insurance shall be in addition to and not in lieu of any other remedy available under this Agreement (including Rail Company’s indemnity obligations), or otherwise.

xi.          Qualification of Insurers. All insurance policies required by this Paragraph 14.b shall be on forms reasonably acceptable to the Authority and shall be issued by insurance companies authorized by subsisting certificates of authority issued to the companies by the Department of Insurance of the State of Florida or an eligible surplus lines insurer under Section 626.918, F.S., or with respect only to Workers’ Compensation Insurance, authorized as a group self-insurer pursuant to Section 440.572 F.S. which has been in continuous operation in the State of Florida for five (5) years or more or authorized as a commercial self-insurance fund pursuant to Section 624.462, F.S. which has been in continuous operation in the State of Florida for five (5) years or more. In addition, such insurers other than those authorized by Section 440.572 F.S. (individual self-insurers) or Section 624.462, F.S. (commercial self-insurance funds), shall have and maintain throughout the period for which coverage is required, a Best’s Rating of “A-” or better and a Financial Size Category of “VII” or better according to the most recent edition of “Best’s Key Rating Guide” for insurance companies.

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xii.          Evidence of Insurance. Rail Company shall furnish to the Authority, not less than fifteen (15) days before the date the insurance is first required to be carried by Rail Company or limits are increased, and thereafter before the expiration of each policy, true and correct certificates of insurance, using the appropriate ACORD form of certificate or its equivalent, and the necessary endorsements that are required to evidence the coverages required under this Paragraph 14.b with a copy of each policy, if requested by the Authority (with the exception of workers’ compensation insurance and professional liability insurance on account of which the Additional Insureds shall not be additional insureds). Such certificates shall provide that should any policies described therein be cancelled before the expiration date thereof, notice will be delivered to the certificate holder by the insurer in accordance with the policy provisions regarding same. Further, Rail Company agrees that the insurance coverage required from the Rail Company hereunder shall not be terminated or modified in any material way without thirty (30) days advance written notice from Rail Company to the Authority and that Rail Company shall require the Contractors performing the foregoing work for or on behalf of Rail Company to provide Rail Company and the Authority with renewal or replacement evidence of insurance at least thirty (30) days prior to the expiration or termination of such insurance.

xiii.         The Executive Director may require, in his reasonable discretion, increases in the amounts of coverage set forth above upon thirty (30) days’ written notice, provided that (A) the Executive Director may not request increases to the foregoing insurance limits for five (5) years from the Effective Date, (B) the Executive Director may not require increases thereafter more than once every five (5) years, (C) the Executive Director may only request increases in the amounts of coverage if those increases are based on the then current market industry’s standards and types of insurance available in the marketplace at commercially reasonable rates, and (D) the required increase in coverage will go into effect at the beginning of the next Agreement Period. For purposes of the preceding sentence, “current market industry’s standards” and “commercially reasonable” means that the required limits of insurance are comparable to policies carried by passenger railroad companies that do not have sovereign immunity.

xiv.         In the event Rail Company shall fail to procure insurance required under this Section or fail to maintain the same in full force and effect continuously during the Term and any renewal thereof or fail to meet its obligations with respect to any deductible or self-insured retention amount under this Agreement, the Authority shall be entitled, after thirty (30) days prior written notice to Rail Company of Rail Company’s default hereunder and Rail Company’s failure to cure such default within said thirty (30) days, to require Rail Company to immediately discontinue all construction activities related to the Rail Project and immediately discontinue operation of the Rail Project until Rail Company has provided the Authority reasonably satisfactory evidence that the required insurance has been obtained and the other obligations of Rail Company under this section have been met. No cessation of construction or operations required by the Authority under this section shall relieve Rail Company of any of its other obligations under this Agreement.

xv.          To the extent permitted by applicable law, the Authority and Rail Company hereby waive all rights against each other, and against their consultants, contractors, subcontractors, sub-subcontractors, agents and employees, for damages covered and paid by property insurance obtained by either in connection with the Rail Line Easement Property. The property insurance policies (including policies for builder’s risk insurance) obtained by Rail Company related to the Rail Line Easement Property or the Rail Project from and after the Effective Date shall provide waivers of subrogation by endorsement or otherwise.

c.           Environmental. Notwithstanding any other provisions in this Agreement, and in addition to any and all other requirements of this Agreement or any other covenants, representations or warranties of Rail Company, Rail Company hereby expressly covenants, warrants and represents to the Authority, in connection with Rail Company’s operations at the Airport the following:

i.             Rail Company is knowledgeable of all applicable federal, state, regional, and local environmental laws (including common law), ordinances, rules, regulations, resolutions, policies, guidelines and orders, which apply to Rail Company’s operations at the Airport (collectively, “Environmental Laws”) and acknowledges that such Environmental Laws change from time-to-time, and Rail Company agrees to keep informed of any such future changes.

ii.           Rail Company shall comply with all applicable Environmental Laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time (“CERCLA”) and those regulating the storage, handling and disposal of waste materials as relate to Rail Company’s use and operation of the Rail Line Easement Property.

iii.           Rail Company shall fully and promptly pay, perform, discharge, defend, indemnify and hold harmless the Authority and the City, and the members (including, without limitation, members of the Authority’s Board and the City’s Council, and members of the citizens advisory committees of each), officers, employees and agents of each, from any and all Claims to the extent arising out of, or as a result of (i) any “releases,” as defined in Section 101(22) of CERCLA, occurring after the Effective Date of any “hazardous substance,” as defined in Section 101(14) of CERCLA, or petroleum (including crude oil or any fraction thereof) placed into, on or from the Airport by Rail Company at any time after the Effective Date; (ii) any contamination of the soil or groundwater or damage to the environment and natural resources of the Airport or any other property, as the result of actions by Rail Company occurring after the Effective Date, whether arising under CERCLA or other statutes and regulations, or common law; and (iii) any toxic, explosive or otherwise dangerous materials or hazardous substances which have been buried beneath concealed within or released on or from the Rail Line Easement Property by Rail Company after the Effective Date.

iv.          Rail Company shall promptly notify the Authority of the release of any hazardous substances on the Airport property, or other act or omission which results in the environmental contamination of the Airport, if Rail Company has actual knowledge of any such release or environmental contamination.

v.          The provisions of this Paragraph 14.c shall survive the expiration or earlier termination of this Agreement with respect to any release, contamination, act or omission of Rail Company and occurring after the Effective Date, and shall also survive with respect to the Rail Company’s obligation upon such expiration or termination to remove any storage tank/facility remaining on the Rail Line Easement Property and to cleanup any hazardous substances or other environmental contamination of the Rail Line Easement Property resulting from the use of any such storage tank facilities. Notwithstanding the foregoing paragraphs or anything contained in this Agreement to the contrary, Rail Company shall not be responsible for any damages to third parties or Authority or the City, corrective action, remediation or cleanup of any kind which is the result of (i) contamination migrating to the Rail Line Easement Property from adjacent parcels or (ii) contamination existing as of the Effective Date or (iii) contamination after the Effective Date caused by or through the Authority or the City. Further, the Authority or its designated agent shall be authorized to install monitoring wells on the Property, at locations to be reasonably determined by the Authority or its designated agent and approved by Rail Company (which approval shall not be unreasonably withheld) for the purpose of monitoring any contamination migrating from adjacent parcels and shall further be authorized to conduct any studies necessary to determine any contamination of the Rail Line Easement Property existing as of the Effective Date. No such action by the Authority, the City or their designated agent(s) shall be construed as a disturbance of Rail Company’s possession or rights under this Agreement, or an election by the Authority to terminate this Agreement, and the Authority shall not be liable in any way to Rail Company as a result of any such action, nor shall the Authority be responsible for the acts of any third party charged with installing or monitoring the monitoring wells on the Rail Line Easement Property. Notwithstanding the foregoing sentence, the Authority shall use its best efforts to minimize the interference of Rail Company’s operation of the Rail Project in connection with the installation and monitoring of the monitoring wells and any damage caused to the Rail Line Easement Property by the Authority or its designated agent as a result of said installation or monitoring will be the responsibility of the Authority.

vi.          Rail Company agrees to cooperate with any investigation, audit or inquiry by the Authority or any governmental or quasi-governmental agency, regarding possible violation of any Environmental Law upon the Airport (at no cost to Rail Company unless the investigation, audit or inquiry relates to potential violations of Environmental Laws by Rail Company).

vii.         Rail Company agrees that all remedies of the Authority as provided herein with regard to violation of any Environmental Laws shall be deemed cumulative in nature and shall survive termination of this Agreement.

viii.        Rail Company agrees that any notice of violation, notice of non-compliance, or other enforcement action relating to the Airport shall be provided to the Authority promptly after receipt by Rail Company or Rail Company’s agent. Any violation or notice of violation or non-compliance with any Environmental Laws shall be deemed a default under this Agreement, subject to applicable notice and cure periods.

ix.          There shall be no underground or above ground fuel storage tanks on the Property. Any fuel tanks shall be located at the Vehicle Maintenance Facility and shall comply with all Federal and local regulatory requirements.

In entering this Agreement, the Authority expressly relies on the covenants, representations, and warranties of Rail Company as stated in this Paragraph 14.c.

d.           Stormwater.

i.          Notwithstanding any other provisions or terms of this Agreement, Rail Company acknowledges that certain properties within the Airport, or on the Authority and City owned land, are subject to stormwater rules and regulations. Rail Company agrees to observe and abide by such stormwater rules and regulations as may be applicable to the Authority’s and City’s property and uses thereof.

ii.          The Authority acknowledges that a modification to its stormwater discharge permit may be necessary and the Authority agrees to coordinate with Rail Company as a co-permitee for the Critical Rail Corridor Improvements and the Improvements. The Rail Company is responsible for obtaining any necessary stormwater permits for the Rail Project. The Authority must review and approve any and all permit conditions prior to finalizing any permit modification. The Authority and Rail Company both acknowledge that close cooperation is necessary to insure compliance with any stormwater discharge permit terms and conditions, as well as to insure safety and to minimize cost of compliance. Rail Company acknowledges further that it may be necessary to undertake such actions to minimize the exposure of stormwater to “significant materials” generated, stored, handled or otherwise used by Rail Company, as such term may be defined by applicable stormwater rules and regulations, by implementing and maintaining “best management practices” as that term may be defined in applicable stormwater rules and regulations.

iii.          The Authority will provide Rail Company with written notice of any stormwater discharge permit requirements applicable to Rail Company and with which Rail Company will be obligated to comply from time-to-time, including, but not limited to: certification of non-stormwater discharges; collection of stormwater samples; preparation of stormwater pollution prevention or similar plans; implementation of best management practices; and maintenance of necessary records. Such written notice shall include applicable deadlines. Rail Company agrees that within thirty (30) days of receipt of such written notice, it shall notify the Authority in writing if it disputes any of the stormwater permit requirements it is being directed to undertake. If Rail Company does not provide such timely notice, Rail Company will be deemed to assent to undertake such stormwater permit requirements. In that event, Rail Company agrees to undertake, at its sole expense, unless otherwise agreed to in writing between the Authority and Rail Company, those stormwater permit requirements for which it has received written notice from the Authority, and Rail Company agrees that it will hold harmless and indemnify the Authority and City for any violations or non-compliance with any such permit requirements.

e.           Solid and Hazardous Waste.

i.          Rail Company shall comply with all applicable federal, state and local laws relating to solid or hazardous waste, and any rules and regulations promulgated thereunder, including but not limited to, insuring that the transportation, storage, handling and disposal of such hazardous wastes are conducted in full compliance with applicable Environmental Laws.

ii.          Rail Company agrees to provide the Authority, upon request, copies of all hazardous waste permit application documentation, permits, monitoring reports, transportation, responses, storage, disposal and contingency plans and material safety data sheets, within thirty (30) days of any such requests by the Authority. Rail Company is required to have, and to implement as needed, a written plan addressing containment and clean up of fuel and/or oil spills.

f.          Air and Noise Quality. Rail Company agrees to comply with all applicable laws relating to the quality of air and noise. Upon written request of Authority, Rail Company shall cause air quality sampling to be performed to determine if indoor air quality standards are being met. The Authority acknowledges and agrees that any and all activities related to the use of the Rail Line Easement Property for the Rail Transportation Business, including the use of passenger trains and its ancillary train noise and emissions, shall not be deemed to be a nuisance or a violation of this Agreement, and that flammable, explosive or hazardous materials as would customarily be found in or on or used in the operation of passenger rail cars are permitted, so long as Rail Company complies with all applicable laws. This section shall not operate as a waiver of Rail Company’s insurance or indemnity obligations as set forth herein.

g.          No Interference by Authority. Any entry or other rights of the Authority expressly set forth in this Agreement shall be exercised in such a manner so as to not materially interfere with Rail Company’s construction and thereafter operation of the Rail Transportation Business, it being understood and agreed that it is of the utmost importance for Rail Company to be able to operate the Rail Transportation Business in a convenient, safe, efficient and continuous manner in order to deliver uninterrupted service to its passengers.

15.       Security.

(i)                               Surety Bonds.

a.          Prior to the commencement of any improvements greater than $200,000 at the Airport, Rail Company shall obtain, or cause to be obtained by its Contractor(s), and deliver to the Authority and record in the public records of Orange County, payment and performance bonds in sums equal to the full amount of the construction contract awarded by Rail Company for the improvements, as described more fully herein.

b.          Such payment and performance bonds required hereunder shall name the Contractor of Rail Company as principal, shall name the Authority as an additional obligee thereunder through a multiple obligee rider and shall be drawn from such company licensed to do business in the State of Florida, subject to the Authority’s reasonable approval.

c.          All payment bonds required hereunder from any Contractor of Rail Company shall be in the sum equal to the full amount of the construction contract awarded by Rail Company for the improvements. Such payment bonds shall be conditioned upon the payment of all labor, materials, equipment and supplies used in the performance of said construction contract.

d.          All performance bonds required hereunder from any Contractor of Rail Company shall guarantee the faithful performance of said construction contract and shall protect the obligees from losses, damages, expenses, costs, and attorney’s fees, including appellate proceedings that the obligees sustain because of a default by the Contractor under the contract.

e.          Rail Company shall also obtain a demolition bond in a sum equal to the estimated cost of removal of the rail tracks (less estimated salvage value). The demolition bond shall name the Authority as an obligee, shall be drawn from a company acceptable to the Authority and licensed to do business in the State of Florida and shall guarantee the removal of any and all Improvements upon termination of the Rail Line Easement. The demolition bond shall be an annual bond that is renewed each year by Rail Company for a period of ten (10) years from the initiation of rail service to the Airport. The failure of a surety to renew such demolition bond shall not be deemed a default of such bond. The demolition bond may be issued by different sureties during the ten (10) year period, subject to the terms regarding the qualifications and approval of sureties. From and after the expiration of such ten (10) year period, Rail Company is not required to continue to maintain the demolition bond.

f.          Bonds required hereunder shall be submitted in the forms that fully comply, both in form and substance, with the requirements of Section 255.05, Fla. Stat., any successor thereto and any other applicable law or regulation and shall be reasonably acceptable to the Authority. Rail Company shall provide the Authority with a certified copy of the bonds as evidence of thereof, which shall be recorded by the Rail Company, if requested by the Authority.

g.          Any construction or installation work by or for Rail Company at the Airport shall not unreasonably interfere with the operation of the Airport, or otherwise unreasonably interfere with the permitted activities of other tenants and users. Upon completion of approved construction and within sixty (60) days after Rail Company’s receipt of a certificate of occupancy, a complete set of as-built drawings shall be delivered to the Executive Director in a media type and format reasonably acceptable to the Authority for the permanent record of the Authority.

(ii)        Alternate Form of Security.

In lieu of a payment bond and a performance bond in the amount of any contract between Rail Company and a Contractor, and in lieu of a demolition bond, pursuant to Section 255.05, Fla. Stat., Rail Company may furnish or caused to be furnished to the Authority an alternate form of security in the form of cash, a money order, a certified check, a cashier’s check, an irrevocable letter of credit, or security of a type listed in Part II of Chapter 625, Fla. Stat., in the amount of the underlying contract (or the estimated demolition cost in the case of the demolition bond). Any such alternative form of security shall be for the same purpose and be subject to the same conditions as those applicable to the bond for which the alternative form of security is being substituted. The determination of the value of an alternative form of security shall be reasonably made by the Authority.

(iii)       Sureties’ Qualifications

a.          It is further mutually agreed between Rail Company and the Authority that if at any time, the surety that issued a bond no longer meets the requirements set forth in subsection c.ii below, Rail Company shall, at its expense, within fifteen (15) days after the receipt of notice from the Authority to do so, furnish or cause to be furnished an additional or replacement bond or bonds from a surety that meets the requirements hereof.

b.          Any bond shall be on a form to be provided by the Authority and shall be written by a company that meets at least one of the following criteria: (A) has at least one investment grade long-term debt rating from Moody’s Investors Service (“Moody’s”), Standard & Poor’s Financial Services (“S&P”) or Fitch Ratings (“Fitch”); or (B) has a Financial Strength rating of A- or better from A.M. Best Company (“A.M. Best”). Any Letter of Credit provided hereunder shall be on a form provided by the Authority and shall be issued by an FDIC-insured bank that meets a minimum of one of the following criteria: (A) has at least one investment grade long- term debt rating from Moody’s, S&P or Fitch; or (B) has a Financial Strength rating of A- or better from A.M. Best; or (C) has at least $100 million in total assets, has maintained this asset level for the past three years, and has maintained a Tier 1 (core) risk based capital ratio of at least 6.0% for the past three years. In addition, no bank that is subject to a current enforcement action by any regulatory agency may provide a bond or Letter of Credit. Finally, bonds and Letters of Credit must be provided by institutions physically located within the United States.

16.        Notices. Any notices which may be permitted or required hereunder shall be in writing and shall be deemed to have been duly given as of (i) the date and time the same are personally delivered at the address set forth below, (ii) on the same day if sent between 8:00 A.M. and 5:00 P.M. on Monday through Friday via facsimile transmission to the respective facsimile numbers set forth below, with receipt acknowledged upon transmission as evidenced by a contemporaneous writing, or (iii) within three (3) days after depositing with the United States Postal Service, postage prepaid by registered or certified mail, return receipt requested, (iv) within one (1) business day after depositing with Federal Express or other overnight delivery service from which a receipt or written confirmation may be obtained, and addressed as follows:

To Rail Company at the following address:

All Aboard Florida – Operations LLC
2855 LeJeune Road, 4th Floor
Coral Gables, FL 33134
Attention: P. Michael Reininger
Telephone: (305) 520-2300
Telecopy: (305) ____________

With a copy to:

All Aboard Florida – Operations LLC
2855 LeJeune Road, 4th Floor
Coral Gables, FL 33134
Attention: Kolleen O. P. Cobb
Telephone: (305) 520-2300
Telecopy: (305) ____________

and to:

Akerman LLP
350 East Las Olas Boulevard, Suite 1600
Fort Lauderdale, FL 33301
Attention: Eric D. Rapkin
Telephone: (954) 759-8962
Telecopy: (954) 847-5350

To the Authority at the following address:

GREATER ORLANDO AVIATION AUTHORITY
One Jeff Fuqua Boulevard
Orlando, Florida 32827-4399
Attn: Executive Director
Telephone: (407) ____________
Telecopy: (407) ____________

Copy to:	Marchena and Graham, P.A.
976 Lake Baldwin Lane, Suite 101
Orlando, Florida 32814
Attn: Marcos R. Marchena, Esq.
Telephone: (407) 658-8566
Telecopy: (407)281-8564

To the City at the following address:
City of Orlando, Florida
400 South Orange Avenue
Orlando, FL 32801
Attn: Chief Administrative Officer
Telephone: (407) 246-2221
Telecopy: (407) 246-2842

Copy to:	City Attorney’s Office
400 South Orange Avenue, 3rd Floor
Orlando, FL 32801
Attn: City Attorney’s Office
Telephone: (407) 246-2295
Telecopy: (407) ____________

or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as herein provided.

17.       General Provisions.

a.          The Rail Line Easement Agreement, Premises Lease and Use Agreement and the Vehicle Maintenance Facility Ground Lease Agreement constitute the entire agreement between the parties hereto with respect to the transaction contemplated herein and it is understood and agreed that all undertakings, negotiations, representations, promises, inducements and agreements heretofore had between these parties are merged herein. This Rail Line Easement Agreement may not be modified or amended verbally. Any modification or amendment shall be binding on the parties hereto only if such modification or amendment is in writing and signed by the Authority and Rail Company and the City. No waiver of any of the provisions in this Rail Line Easement Agreement shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced. All exhibits attached to this Agreement are made a part of this Agreement.

b.         The provisions of this Rail Line Easement Agreement shall inure to be benefit of, and shall be binding upon, the parties hereto and their respective heirs, successors, personal representatives and assigns, as may be applicable.

c.          If the final day of any period of time set out in any provision of this Rail Line Easement Agreement falls on a Saturday, Sunday or legal holiday, such period shall be deemed extended to the next day which is not a Saturday, Sunday or legal holiday.

d.          No presumption shall be created in favor of or against Rail Company or the Authority with respect to the interpretation of any term or provision of this Rail Line Easement Agreement due to the fact that this Rail Line Easement Agreement or any portion thereof was prepared by or on behalf of one of said parties.

e.          Words of any gender used in this Rail Line Easement Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

f.          The captions used in connection with the paragraphs of this Rail Line Easement Agreement are for reference and convenience only and shall not be deemed to construe or limit the meaning of the language contained in this Rail Line Easement Agreement or be used in interpreting the terms and provisions of this Rail Line Easement Agreement.

g.          This Rail Line Easement Agreement may be executed in multiple counterparts and by facsimile or “PDF” signatures. Such counterparts shall be deemed to constitute one and the same instrument, and be deemed originals for all purposes.

h.          When anything is described or referred to in this Rail Line Easement Agreement in general terms and one or more examples or components of what has been described or referred to generally is associated with that description (whether or not following the word “including”), the examples or components shall be deemed illustrative only and shall not be construed as limiting the generality of the description or reference in any way.

i.          If any provision of this Rail Line Easement Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Rail Line Easement Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Rail Line Easement Agreement and the remaining provisions of this Rail Line Easement Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Rail Line Easement Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Rail Line Easement Agreement a provision as similar in terms and intent to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

j.          This Rail Line Easement Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Venue for any action brought to construe or enforce the terms of this Rail Line Easement Agreement shall be in Orange County, Florida.

k.          In the event it shall be necessary for either party to this Rail Line Easement Agreement to bring suit to enforce any provision hereof or on account of any breach of this Rail Line Easement Agreement or of any warranty, covenant, condition, requirement or obligation contained herein, the prevailing party in any such litigation, including appeals, shall be entitled to recover from the other party to the litigation, in addition to any relief granted as a result of such litigation, all costs and expenses of such litigation and an Attorneys’ Fees as fixed by the Court, such Attorneys’ Fee shall be additional to and not offset by any Attorneys’ Fees paid pursuant to another provision of this Rail Line Easement Agreement.

1.            It is expressly agreed by both Rail Company and the Authority that time is of the essence of this Rail Line Easement Agreement and in the performance of all conditions, covenants, requirements, obligations and warranties to be performed or satisfied by the parties hereto. Waiver of performance or satisfaction of timely performance or satisfaction of any condition, covenant, requirement, obligation or warranty by one party shall not be deemed to be a waiver of the performance or satisfaction of any other condition, covenant, requirement, obligation or warranty unless specifically consented to in writing.

Notwithstanding the foregoing or anything to the contrary contained in this Agreement, should any fire or other casualty, act of nature, earthquake, flood, hurricane, lightning, tornado, epidemic, landslide, war, terrorism, riot, civil commotion, general area-wide unavailability of materials, strike, labor dispute, governmental laws or regulations, delays caused by the other party to this Agreement, or other occurrence beyond Rail Company’s or the Authority’s reasonable control, prevent performance of this Agreement in accordance with its provisions (each, a “Force Majeure Event”), provided that such Force Majeure Event does not arise by reason of the negligence or misconduct of the performing party, performance of this Agreement by either party shall be suspended or excused to the extent commensurate with such occurrence.

m.            In addition to the Purchase Price, Rail Company shall pay all applicable fees and taxes associated with the conveyance of the Rail Line Easement including, without limitation, federal, state and local tax, including, without limitation, documentary stamp tax, where applicable, and understands that, pursuant to Department of Revenue Rules 12B-4.013(5), F.A.C., the Authority, as a state agency, and the City as a municipal corporation, are exempt from payment of tax while Rail Company, as a non-exempt party, is not exempt and is responsible for paying all applicable taxes.

n.             Rail Company shall be solely responsible for the paying when due all applicable taxes, if any (including, without limitation, sales, use, ad valorem or leasehold intangibles taxes, if any are required to be paid), assessments (including, without limitation, stormwater utility charges) and impact fees levied against or in connection with the Property, Rail Company’s easement interest therein, and any Improvements thereto, and shall pay when due all taxes and assessments levied against Rail Company’s personal property located on the Property or otherwise arising out of Rail Company’s occupation, use of or operations on the Property. In the event Rail Company fails to pay such taxes and assessments when due, Rail Company shall be obligated to pay all resulting interest and penalties on such delinquent taxes and assessments. To avoid delinquency, the Authority shall have the right, but not the obligation, to pay any such taxes or assessments on behalf of Rail Company and to collect the amount of such payment from Rail Company, together with interest assessed by any taxing authority having jurisdiction. If the Term of this Agreement expires or is earlier terminated prior to the close of the tax year for which any such tax is payable, or if the Term of this Agreement commences on a date other than the first day of such tax year, Rail Company shall be responsible for paying a percentage of the tax calculated by dividing the numbers of days that this Agreement was in effect during such tax year by the total number of days in such tax year. If this Agreement is in effect for a period less than any entire period for which an assessment other than a tax is imposed, Rail Company shall pay a percentage of the assessment calculated by dividing the number of days this Agreement was in effect during that assessment period by the total number of days in the assessment period.

o.            Nothing herein shall be construed as a waiver of the Authority’s and City’s sovereign immunity in tort (but not for breach of contract hereunder) as provided under § 768.28, Florida Statutes, as same may be amended from time to time. The Authority agrees to be fully responsible for the acts, errors, omissions, and negligence by the Authority, or any of its officers, agents, or employees, to the extent permitted by law. The terms of this paragraph shall survive any merger or termination of this Rail Line Easement Agreement.

p.            The City is the record title owner of the Airport. The Authority controls, operates and maintains the Airport pursuant to an agreement dated September 27, 1976, as amended with the City. The City will assume all rights and obligations of the Authority upon the expiration or early termination of the agreement between the City and the Authority. For so long as the Authority so controls, operates and maintains the Airport, the City acknowledges and agrees that the Authority has the right and authority to administer this Agreement as provided herein.

q.            “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

r.              No member, officer, agent, director, or employee of the City, Authority or Rail Company shall be charged personally or held contractually liable by or to the other party under the terms or provisions of this Agreement or because of any breach thereof or because of its or their execution or attempted execution.

18.           Rail Company’s Property.

a.             During the Term of the Rail Line Easement, Rail Company shall own all facilities, utilities and other Improvements constructed by Rail Company, with it being understood that such Improvements owned by Rail Company shall exclude Critical Rail Corridor Improvements, constructed by or through Rail Company that are part of the Airport.

b.            Upon the expiration of the Rail Line Easement, Rail Company may, within 180 days after expiration, remove all Improvements constructed as part of the Rail Project at no cost to the Authority or City; and even if Rail Company elects not to so remove, then at the Authority’s option, Rail Company shall within 180 days after expiration, remove all Improvements constructed as part of the Rail Project at no cost to the Authority or City. Subject to the rights of any Recognized Mortgagee (as hereinafter defined), upon the termination of the Rail Line Easement, at the Authority’s option, in its sole and absolute discretion, the Rail Company shall remove all Improvements constructed as part of the Rail Project at no cost to the Authority or City within 180 days after termination. The Authority shall notify Rail Company within thirty (30) days after the termination or expiration that the Authority has elected to have Rail Company remove the Improvements. Rail Company may also remove any and all moveable trade fixtures and equipment (specifically including, without limitation, the rolling stock, wayside signals and communications equipment used in the operation of the Rail Project) at no cost to the Authority or City. If Rail Company removes any Improvements, then it shall remove all the Improvements and shall then restore the Property where such Improvements have been removed to the condition that existed as of the Effective Date (by, for example, removing embankments, track structures and associated improvements and restoring existing topography, re-grading and seeding the areas where Improvements were removed and where grass had previously existed) within 365 days after the termination or expiration of the Rail Line Easement and Rail Line Slope Easement. If Rail Company fails to remove the Improvements, the Authority (1) has the right to utilize the demolition bond referenced in 15(i)(e.) within the first ten (10) years of the Agreement or (2) has the right to remove the Improvements and bring an action against the Rail Company seeking all costs and expenses associated with their removal. The Authority shall provide Rail Company with reasonable access to the Property for Rail Company to complete actions permitted and/or required by this paragraph. The terms and provisions of this paragraph shall survive the expiration or earlier termination of the Rail Line Easement and Rail Line Slope Easement until completion of such removal and restoration. If Rail Company elects to not remove all the Improvements, as evidenced by its failure to begin removing Improvements within one hundred eighty (180) days after the termination or expiration of the Rail Line Easement and Rail Line Slope Easement, all Improvements and any other Rail Company property then remaining on the Rail Line Easement Property shall be deemed to have been abandoned by Rail Company, and may be retained or disposed of by the Authority, in its sole discretion, in accordance with applicable law, in which event Authority, City and Rail Company shall have no further liability to each other on account thereof. If Rail Company removes all the Improvements as provided in this paragraph, any other Rail Company property remaining on the Property on the date that is 365 days after the termination or expiration of the Rail Line Easement and Rail Line Slope Easement shall be deemed to have been abandoned by Rail Company, and may be retained or disposed of by the Authority, in its sole discretion, in accordance with applicable law, in which event Authority, City and Rail Company shall have no further liability to each other on account thereof.

19.           Restrictions on Transfers.

a.             Rail Company shall not lease the Property, nor assign this Agreement, without the prior written consent of the Authority, this Agreement being executed by the Authority upon the credit and reputation of Rail Company. Pursuant to applicable law, the Authority’s interest in the Property is not subject to a lien of any kind. Except as provided below, Rail Company shall not allow any mortgages, liens, or other encumbrances to attach to the Property as a result of the financing or construction of the Rail Project, or use of the Property by Rail Company and Rail Company indemnifies and agrees to hold the Authority harmless of and from any such encumbrances.

b.             Rail Company may, without the Authority’s consent, effect an assignment or a transfer of an equity interest in Rail Company as follows (each a “Permitted Transfer”): (i) in connection with a transaction with (A) a parent, subsidiary, affiliate, division, or entity controlling, controlled by, or under common control with Rail Company; or (B) a successor entity as a result of merger, consolidation, reorganization, or government action; or (ii) any transfer by the member of Rail Company of a portion of its ownership interests in Rail Company to an entity provided the member of Rail Company retains an interest therein. In addition, any change in ownership of the equity interests of Rail Company as a result of a public offering of stock, and any transfer of the equity interests of Rail Company by persons or parties through the “over-the-counter market” or through any recognized stock exchange or through a tender offer, shall not be deemed to be an assignment requiring the Authority’s consent.

c.             If after completion of construction of the Rail Project and the provision of bona fide passenger rail service to the paying public on the Property for a period of at least three years, Rail Company requests the Authority’s consent in connection with an assignment of this Agreement that is not a Permitted Transfer, the Authority’s consent will not be unreasonably withheld if there is no existing uncured Event of Default by Rail Company and the Authority reasonably determines, in its sole discretion, that the proposed transferee is capable of performing the obligations and covenants of Rail Company under this Agreement, which determination shall be based upon and take into account the following factors: (1) the financial strength and integrity of the proposed transferee, its direct or indirect beneficial owners, any proposed managers or operating partners, guarantors and each of their respective affiliates; (2) the experience of the proposed transferee or any operator to be engaged by the proposed transferee in operating rail systems similar to the Rail Project and performing other relevant projects; (3) whether the proposed transferee, its proposed operator, or any of their respective officers, directors, managers, general partners, or senior management personnel, (a) have been convicted of any felony or misdemeanor involving fraudulent behavior, any violation of state or federal antitrust laws with respect to a public contract, or any violation of any state or federal law involving bribery, collusion, conspiracy, or material misrepresentation with respect to a public contract, or (b) have failed to resolve any material regulatory compliance issue for a sustained period of time; and (4) any law which would prohibit the Authority from directly entering into this Agreement with the proposed transferee. Any proposed transferee shall be required to deliver to the Authority a certificate in which the proposed transferee makes the representations and warranties covering the matters set forth in Paragraph 27 of this Agreement. A transferee must agree to be bound by all the terms and conditions of this Agreement from and after the effective date of the transfer. No transfer shall relieve Rail Company of its obligations under this Agreement with respect to any period after the Effective Date through the effective date of the transfer. As part of a request for the Authority’s consent to a transfer of this Agreement to an unaffiliated third party following the fifth (5th) anniversary of the commencement of rail service to the Airport, Rail Company may propose that the Authority agree to release the assignor from further liability under this Agreement accruing from and after the effective date of the transfer, based on the creditworthiness of the assignee (and/or an entity that will guaranty the obligations of the assignor from and after the date of transfer). The Authority agrees to consider such request in good faith.

20.           Recognized Mortgages. Rail Company may, at its sole cost and expense and without the consent of the Authority or City, execute, deliver and cause or permit to be recorded against Rail Company’s interest in the Property and Rail Company’s Improvements and facilities on the Property, one or more Recognized Mortgages (as hereinafter defined), if at the time any such Recognized Mortgage is executed and delivered to the Recognized Mortgagee, no Event of Default by Rail Company exists or if an existing Event of Default by Rail Company will be cured in connection with the Recognized Mortgage, and upon and subject to the following terms and conditions:

a.             a Recognized Mortgage may not secure any debt issued by any person other than Rail Company or for any purpose other than the Rail Project;

b.            no Recognized Mortgage or other instrument purporting to mortgage, pledge, encumber, or create a lien, charge or security interest on or against any or all of Rail Company’s interest in the Property shall extend to or affect the fee simple interest in the Property, the Authority’s and City’s interest hereunder, or the Authority’s and City’s reversionary interest and estate in and to the Property or any part thereof;

c.             the Authority and City shall have no liability whatsoever for payment of the principal sum secured by any Recognized Mortgage, or any interest accrued thereon or any other sum secured thereby or accruing thereunder, and, the Recognized Mortgagee shall not be entitled to seek any damages or other amounts against the Authority or City for any or all of the same;

d.            the Authority and City shall have no obligation to any Recognized Mortgagee in the enforcement of the Authority’s and City’s rights and remedies herein and by law except as expressly set forth in this Agreement and unless such Recognized Mortgagee has provided the Authority and City with notice of its Recognized Mortgage, and a true and correct copy thereof, as provided in this Agreement;

e.             each Recognized Mortgage shall provide that if an event of default under the Recognized Mortgage has occurred and is continuing and the Recognized Mortgagee gives notice of such event of default to Rail Company, then the Recognized Mortgagee shall give notice of such default to the Authority and City;

f.             subject to the terms of this Agreement and except as specified herein, all rights acquired by a Recognized Mortgagee under any Recognized Mortgage shall be subject and subordinate to all of the provisions of this Agreement and to all of the rights of the Authority and City under this Agreement;

g.            while any Recognized Mortgage is outstanding, the Authority shall not agree to any amendment to or modification of this Agreement or agree to a voluntary surrender or termination of this Agreement by Rail Company without the consent of the Recognized Mortgagee;

h.             notwithstanding any enforcement of the security of any Recognized Mortgage, Rail Company shall remain responsible to the Authority for the payment of all sums owing to the Authority under this Agreement and the performance and observance of all of Rail Company’s covenants and obligations under this Agreement;

i.              except as expressly provided in this Agreement, a Recognized Mortgagee shall not, by virtue of its Recognized Mortgage, acquire any greater rights or interest in the Rail Line Easement Property than Rail Company has at any applicable time under this Agreement;

j.              each Recognized Mortgagee, the Authority, City and Rail Company shall enter into a consent agreement, in a form acceptable to all parties, whereby all parties consent to the assignment of the Recognized Mortgage to an agent in connection with the financing of the Recognized Mortgage; provided that such consent agreement shall be in a customary form and shall include the rights and protections provided to the Recognized Mortgagee in this Agreement and shall not: (i) obligate the Authority and City in any manner not contained in this Agreement, (ii) contain any representations, warranties or indemnifications by the Authority or City not contained in this Agreement, and (iii) contain any remedy against the Authority or City not contained in this Agreement. Nothing herein shall obligate the Authority and City to consent to service of process or enter into any agreement not governed by Florida law; and

k.          whenever a Recognized Mortgage exists as to which the Authority and City has been provided notice in accordance with the requirements of this Agreement, and until the obligations of Rail Company secured by such Recognized Mortgage have been completely paid and performed and the Recognized Mortgage has been discharged, the Authority shall send to the Recognized Mortgagee, by certified or registered mail, a true, correct and complete copy of any notice to Rail Company of a default by Rail Company under the Agreement at the same time as and whenever any such notice of default shall be given by the Authority to Rail Company, addressed to Recognized Mortgagee at the address last furnished to the Authority by such Recognized Mortgagee.

Rail Company or any Recognized Mortgagee shall notify the Authority and City in writing of the execution of such Recognized Mortgage and provide the Authority a true and complete copy thereof and the name and place for service of notice upon such Recognized Mortgagee within thirty (30) days. Upon such notification to the Authority that Rail Company has entered, or is about to enter, into a Recognized Mortgage, the Authority and City hereby agree for the benefit of such Recognized Mortgagee, and within thirty (30) days after written request by Rail Company, to execute and deliver to Rail Company and Recognized Mortgagee an agreement, in a form as attached as Exhibit “10,” and shall not: (i) obligate the Authority and City in any manner not contained in this Agreement, (ii) contain any representations, warranties or indemnifications by the Authority and City not contained in this Agreement, or (iii) contain any remedy against the Authority and City not contained in this Agreement. Nothing herein shall obligate the Authority or the City to consent to service of process in connection with any legal proceeding brought outside of Orange County, Florida or outside the State of Florida (or the commencement or prosecution of any legal proceeding brought outside of Orange County, Florida or outside the State of Florida) or enter into any agreement not governed by Florida law. Notwithstanding anything in this Agreement to the contrary, if there is more than one Recognized Mortgagee, only that Recognized Mortgagee, to the exclusion of all other Recognized Mortgagees, which Rail Company or the Recognized Mortgage first notified the Authority of the execution of a Recognized Mortgage, shall have the rights as a Recognized Mortgagee under this Agreement, unless such Recognized Mortgagee has designated in writing another Recognized Mortgagee to exercise such rights; provided, however, that a notice to the Authority of a Recognized Mortgage may name more than one Recognized Mortgagee and the rights referred to in this Agreement may extend to all Recognized Mortgagees named therein if such notice is submitted by a representative of all such Recognized Mortgagees (which representative may itself be a Recognized Mortgagee). Any references in this Agreement to the “Recognized Mortgagee” shall be references to the Recognized Mortgagee or representative of more than one Recognized Mortgagee, acting on behalf of such Recognized Mortgagees, the notice of whose Recognized Mortgage was earliest received by the Authority unless the context otherwise requires.

For purposes hereof, a “Recognized Mortgage” is a mortgage or other similar security agreements given to any Recognized Mortgagee of the interest of Rail Company hereunder, and shall be deemed to include any mortgage or trust indenture under which this Agreement shall have been encumbered, and including any and all renewals, modifications, advances, additions, and extensions of or to a Recognized Mortgage. A “Recognized Mortgagee” is a public or private lending source or institution, federal, state, county or municipal governmental agency or bureau, bank, savings and loan, pension fund, insurance company, real estate investment trust, tax credit syndication entity, or other real estate investment or lending entity, savings bank, whether local, national or international, and/or the holder of any purchase money mortgage given back to a transferor, that is or becomes the holder, mortgagee or beneficiary under any Recognized Mortgage and the successors or assigns of such holder, mortgagee or beneficiary, and shall be deemed to include, without limitation, the trustee under any such trust indenture and the successors or assigns of such trust. A parent, subsidiary, affiliate, division, or entity controlling, controlled by, or under common control with Rail Company shall not be a “Recognized Mortgagee” for the purposes of this Agreement.

21.          Recognized Mortgagee’s Right to Cure.   Rail Company irrevocably directs that the Authority accept, and the Authority agrees to accept, performance and compliance by a Recognized Mortgagee of and with any term, covenant, agreement, provision, condition or limitation on Rail Company’s part to be kept, observed or performed under the Agreement with the same force and effect as though kept, observed or performed by Rail Company. Notwithstanding anything provided to the contrary in the Agreement, the Agreement shall not be terminated because of a Termination Event of Default until and unless: (i) notice of any such Termination Event of Default shall have been delivered to Recognized Mortgagee in accordance with the provisions of this Agreement; and (ii) the Recognized Mortgagee has not cured such default within ninety (90) days following receipt of such notice or, (iii) if such default is curable but cannot be cured within such time period, the Recognized Mortgagee has not notified the Authority within such time period that it intends to cure such default, has not diligently commenced to cure such default, or does not prosecute such cure to completion within one hundred eighty (180) days.

22.          Rights of a Recognized Mortgagee.   The Authority hereby consents to the following rights of a Recognized Mortgagee, and agrees that a Recognized Mortgage may contain provisions for any or all of the following:

a.            An assignment of Rail Company’s share of the net proceeds from available insurance coverage or from any award or other compensation resulting from a total or partial taking of the Rail Line Easement Property by condemnation (including a Recognized Mortgagee’s right to disburse such proceeds in accordance with the terms of the Recognized Mortgage);

b.           The entry by Recognized Mortgagee upon the Rail Line Easement Property, upon reasonable notice to the Authority and Rail Company as necessary to insure the safety of the Rail Project operations and the safety of the travelling public, to view the state of the Rail Line Easement Property;

c.            A default by Rail Company under this Agreement being deemed to constitute a default under the Recognized Mortgage;

d.            An assignment of Rail Company’s right, if any, to terminate, cancel, modify, change, supplement, alter, renew, or amend this Agreement;

e.            The following rights and remedies (among others) to be available to Recognized Mortgagee upon the default under any Recognized Mortgage (although the Authority and City have no responsibility or obligation, to cause these rights and remedies to occur):

i.          To the extent permitted by applicable law, the foreclosure of the Recognized Mortgage pursuant to a power of sale, by judicial proceedings or other lawful means and the sale of Rail Company’s interest in the Rail Line Easement Property to the purchaser at the foreclosure sale and a subsequent sale or transfer of Rail Company’s interest in the Rail Line Easement Property by such purchaser if the purchaser is a Recognized Mortgagee or its nominee or designee; provided however, that the right of a Recognized Mortgagee to sell or transfer Rail Company’s interest in the Rail Line Easement Property will be subject to:

i.           the proposed transferee (unless it is the Recognized Mortgagee or its designee or nominee) entering into an agreement with the Authority and City, in form and substance satisfactory to the Authority and City in its sole discretion, wherein the transferee acquires the rights and assumes the obligations of Rail Company and agrees to perform and observe all of the obligations and covenants of Rail Company under this Agreement;

ii.          the proposed transfer, and subsequent operation of the Rail Project, being permitted by applicable law and being permitted by the applicable rules and regulations of all entities having jurisdiction over the Rail Project, including, but not limited to, the FRA; and

iii.         the Authority’s reasonable determination that the proposed transferee (unless it is the Recognized Mortgagee or its designee or nominee) is capable of performing the obligations and covenants of Rail Company under this Agreement, which determination shall be based upon and take into account the following factors: (1) the financial strength and integrity of the proposed transferee, any guarantors, its direct or indirect beneficial owners, any proposed managers or operating partners and each of their respective affiliates; (2) the experience of the proposed transferee or any operator to be engaged by the proposed transferee in operating rail systems similar to the Rail Project and performing other relevant projects; (3) the background and reputation of the proposed transferee, its direct or indirect beneficial owners, any proposed managers or operating partners, each of their respective officers, directors and employees and each of their respective affiliates (including the absence of criminal, civil or regulatory claims or actions against or initiated by any such person and the quality of any such person’s past or present performance on other projects).

ii.          The appointment of a receiver, irrespective of whether a Recognized Mortgagee accelerates the maturity of all indebtedness secured by the Recognized Mortgage;

iii.         The right of a Recognized Mortgagee or the receiver appointed under subparagraph (ii) above to enter and take possession of the Rail Line Easement Property, to manage and operate the Rail Project, to collect the income generated by the Rail Project or the operation thereof and to cure any default under the Recognized Mortgage or any default by Rail Company under this Agreement within the time allowed; or

iv.         An assignment of Rail Company’s right, title and interest under this Agreement and to any deposit of cash, securities or other property which may be held to secure the performance of all obligations of Rail Company to the Recognized Mortgage, including, without limitation, the covenants, conditions and agreements contained in the Recognized Mortgage, in the premiums for or dividends upon any insurance provided for the benefit of any Recognized Mortgagee or required by the terms of the Agreement, as well as in all refunds or rebates of taxes or assessments upon or other charges against the Rail Line Easement Property, whether paid or to be paid;

f.              If the ownership of the easement and mortgage lien interests of the Rail Line Easement Property become vested in the same person or entity, then as long as the Recognized Mortgage shall remain outstanding, at Recognized Mortgagee’s option, such occurrence shall not result in a merger of title. Rather, this Agreement and the Recognized Mortgage lien thereon shall remain in full force and effect; and

g.             The Recognized Mortgage may be assigned by Recognized Mortgagee in accordance with its terms. Promptly after an assignment written notice will be provided to the Authority, and the assignee will provide the Authority with a true and complete copy of such assignment, and such assignee’s contact information.

During any period in which the Recognized Mortgagee itself or by an agent or a receiver or a receiver and manager is the owner, or is in control or possession of, Rail Company’s interest in the Rail Line Easement Property, it shall be bound by all liabilities and obligations of Rail Company accruing under this Agreement. Once the Recognized Mortgagee goes out of possession or control of Rail Company’s interest in the Rail Line Easement Property or transfers Rail Company’s interest in the Rail Line Easement Property to another person in accordance with the provisions of this Agreement, the Recognized Mortgagee shall cease to be responsible for any of Rail Company’s obligations under this Agreement accruing thereafter, and to the extent assumed by any transferee or any other person acceptable to the Authority, for any of Rail Company’s obligations under this Agreement accrued during the period in which the Recognized Mortgagee itself or by an agent or a receiver and manager was the owner, or was in control or possession of, Rail Company’s interest in the Rail Line Easement Property, and shall cease to be entitled to any of Rail Company’s rights and benefits contained in this Agreement, except, if the Recognized Mortgage remains outstanding, by way of security.

23.           New Easement After Termination. If this Agreement is terminated due to a rejection in a bankruptcy, the Recognized Mortgagee may elect to demand a new agreement with respect to the Rail Line Easement Property (the “New Agreement”) by written notice to the Authority and City within thirty (30) days after such termination. The Authority and City agree, if there are outstanding obligations of Rail Company to the Recognized Mortgagee, to enter into a new agreement with respect to the Rail Line Easement Property with the Recognized Mortgagee (or its designee or nominee; provided that such designee or nominee either is controlled by the Recognized Mortgagee or meets the requirements of Paragraph 22.e.(i) (A), (B) and (C)) for the remainder of the Term of this Agreement upon all of the covenants, agreements, terms, provisions and limitations of this Agreement, effective as of the date of such termination. The Authority’s and City’s obligation to enter into a New Agreement pursuant to the preceding sentence is subject to the following requirements, conditions, and provisions:

a.              Recognized Mortgagee shall cure all pre-existing monetary defaults, and all pre-existing non-monetary defaults that are capable of being cured, including defaults prior to termination through rejection in bankruptcy.

b.             The New Agreement shall be for the remainder of the Term of the Agreement, effective on the date of termination, and shall contain the same covenants, agreements, conditions, provisions, restrictions and limitations as are then contained in the Agreement.

c.             The New Agreement shall be executed by the parties within thirty (30) days after receipt by the Authority of notice of Recognized Mortgagee’s or such other acquiring person’s election to enter into a New Agreement.

d.            Any New Agreement and the easement created thereby shall, subject to the same conditions contained in the Agreement, continue to maintain the same priority as the Agreement with regard to any Recognized Mortgage or any other lien, charge or encumbrance affecting the Rail Line Easement Property. Concurrently with the execution and delivery of the New Agreement, the Authority shall assign to the rail company named therein all of its right, title and interest in and to moneys, if any, then held by or payable to the Authority which Rail Company would have been entitled to receive but for the termination of the Agreement.

e.             If Rail Company refuses to surrender possession of the Rail Line Easement Property, the Authority shall, at the request of Recognized Mortgagee or such other acquiring person, institute and pursue diligently to conclusion the appropriate legal remedy or remedies to oust or remove Rail Company and all other occupants who are not authorized to remain in possession hereunder to the extent the Authority has the right to do so under the Agreement and applicable law. Any such action taken by the Authority at the request of Recognized Mortgagee or such other acquiring person shall be at Recognized Mortgagee’s or such other acquiring person’s sole expense which shall be paid in advance on a retainer basis with the retainer to be replenished, in advance, as needed from time to time.

The provisions of this Paragraph 23 shall survive the expiration or earlier termination of this Agreement.

24.           Liens.  In order to facilitate a Recognized Mortgage as well as other financing by Rail Company for trade fixtures and equipment, the Authority hereby subordinates any statutory, constitutional, and/or contractual liens against the assets or property of Rail Company. Although such subordination is hereby deemed to be automatic and self-executing, the Authority agrees to execute and deliver to Rail Company within thirty (30) days following request therefor such subordinations and confirmations as Rail Company may request to evidence the foregoing, as well as consents to assignment that may be reasonably requested, provided same shall not: (i) obligate the Authority or City in any manner not contained in this Agreement, (ii) contain any representations, warranties or indemnifications by the Authority and City not contained in this Agreement, and (iii) contain any remedy against the Authority and City not contained in this Agreement. Nothing herein shall obligate the Authority to consent to service of process, or enter into any agreement not governed by Florida law.

25.           Estoppel Certificates.  Each of the parties shall, from time to time, upon thirty (30) days’ written request, provide to the requesting party or any other person identified by the requesting party with an estoppel certificate stating whether the other party is in default hereunder, whether this Agreement is in full force and effect, whether this Agreement has been modified, and containing such other certifications as may be reasonably requested.

26.           Reasonableness.  Unless this Agreement specifically provides for the granting of consent or approval at a party’s sole discretion, then consents and approvals which may be given or requested by a party under this Agreement shall not (whether or not so indicated elsewhere in this Agreement) be unreasonably withheld or conditioned by such party and shall be given or denied within the time period provided, and if no such time period has been provided, within a reasonable time. Upon disapproval of any request for a consent or approval, the disapproving party shall, together with notice of such disapproval, submit to the requesting party a written statement setting forth with specificity its reasons for such disapproval.

27.	Representations.

Rail Company warrants, represents and covenants that:

i.             Rail Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to conduct business in the State of Florida.

ii.            Rail Company has full power and authority to enter into this Agreement and to comply with the provisions of this Agreement.

iii.           This Agreement has been duly authorized, executed and delivered by Rail Company and constitutes a valid and legally binding obligation of Rail Company, enforceable against Rail Company in accordance with the terms hereof.

iv.           No consent is required to be obtained by Rail Company from, and no notice or filing is required to be given by Rail Company to or made by Rail Company with, any person (including any governmental authority) in connection with the execution, delivery and performance by Rail Company of this Agreement. The foregoing does not apply to the necessary licenses, permits, and other approvals to be applied for by Rail Company in connection with the Rail Project.

v.            Rail Company currently is not the subject of bankruptcy, insolvency, or reorganization proceedings and is not in material default of, or otherwise subject to, any agreement or any law, administrative regulation, judgment, decree, note, resolution, charter or ordinance which would currently restrain or enjoin it from entering into, or complying with, this Agreement, in any material respect.

vi.          There is no material action, suit, proceeding, inquiry or investigation, at law or in equity, before any court or public body, pending or, to the best of Rail Company’s knowledge, threatened, which seeks to restrain or enjoin Rail Company from entering into or complying with this Agreement.

vii.          The execution, delivery, and performance of this Agreement will not conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, bank loan, credit agreement, or other agreement or contract of any kind or nature to which Rail Company is a party or by which Rail Company may be bound.

The Authority warrants, represents and covenants that:

i.             The Authority has the power and authority to enter into this Agreement and to do all acts and things and execute and deliver all other documents as are required hereunder to be done, observed or performed by it in accordance with the terms hereof. The Authority has approved the execution and delivery of this Agreement and authorized the performance of its obligations hereunder.

ii.           This Agreement has been duly authorized, executed and delivered by the Authority and constitutes a valid and legally binding obligation of the Authority, enforceable against the Authority in accordance with the terms hereof.

iii.           No consent is required to be obtained by the Authority from, and no notice or filing is required to be given by the Authority to or made by the Authority with, any person (including any governmental authority) in connection with the execution, delivery and performance by the Authority of this Agreement which has not been obtained.

iv.          The Authority has owned and maintained the Rail Line Easement Property in compliance, in all material respects, with all applicable laws and the Authority is not in breach of any applicable law that would have a material adverse effect on the Rail Line Easement Property or this Agreement.

v.           There is no action, suit or proceeding, at law or in equity, or before or by any governmental authority, pending nor, to the best of the Authority’s knowledge, threatened against the Authority which would (i) have a material adverse effect on the Rail Line Easement Property or (ii) materially affect the validity or enforceability of this Agreement.

vi.          There are no pending or threatened claims known to the Authority arising out of hazardous substances or otherwise arising under Environmental Laws that could have a material adverse effect on the Rail Line Easement Property or this Agreement.

vii.         To the best of the Authority’s knowledge, there have not been any environmental enforcement actions in the past and none are threatened or pending that could have a material adverse effect on the Rail Line Easement Property or this Agreement.

viii.        The Authority currently is not the subject of bankruptcy, insolvency, or reorganization proceedings and is not in material default of, or otherwise subject to, any agreement or any law, administrative regulation, judgment, decree, note, resolution, charter or ordinance which would currently restrain or enjoin it from entering into, or complying with, this Agreement, in any material respect.

ix.           The execution, delivery, and performance of this Agreement will not conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, bank loan, credit agreement, or other agreement or contract of any kind or nature to which the Authority is a party or by which the Authority may be bound.

28.	Nondiscrimination.

The Rail Company assures that it will comply with pertinent statutes, Executive Orders and such rules as are promulgated to assure that no person shall, on the grounds of race, creed, color, national origin, sex, age or handicap be excluded from participating in any activity conducted with or benefitting from Federal assistance. This Provision obligates the Rail Company or its transferee for the period during which Federal assistance is extended to the airport program, except where Federal assistance is to provide, or is in the form of personal property or real property or interest therein or structures or improvements thereon. In these cases, the Provision obligates the Rail Company for the longer of the following periods: (a) the period during which the property is used by the Authority or any transferee for a purpose for which Federal assistance is extended, or for another purpose involving the provision of similar services or benefits; or (b) the period during which the Authority or any transferee retains ownership or possession of the property. In the case of contractors, this Provision binds the contractors from the bid solicitation period through the completion of the contract.

[signatures begin on next page]

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the day and year first above written.

GREATER ORLANDO AVIATION AUTHORITY
ATTEST:
	By:	/s/ Phillip N. Brown
/s/ Dayci Burnett-Snyder		Phillip N. Brown, A.A.E.,
Dayci Burnett-Snyder, Assistant Secretary		Executive Director

Date: 1/22/14, 201__

TWO WITNESSES	APPROVED AS TO FORM AND LEGALITY On the 10 day of [ILLEGIBLE], 2014
for the use and reliance of the Greater
(1)	Orlando Aviation Authority, only,
Marchena and Graham, P.A., Counsel
Printed Name:

(2)	By:	/s/ Marchena and Graham, P.A.
Marchena and Graham, P.A.
Printed Name:

STATE OF FLORIDA
COUNTY OF ORANGE

Before me, the undersigned authority, duly authorized under the laws of the State of Florida to take acknowledgments, this day personally appeared Phillip N. Brown and ____________________, respectively Chairman and _____________ of the Greater Orlando Aviation Authority, personally known to me to be the individuals and officers described in and who executed the foregoing instrument on behalf of said Greater Orlando Aviation Authority, and severally acknowledged the execution thereof to be then free act and deed as such officers and that they were duly authorized so to do.

/s/ Gina M. Conte
Print Name:	Gina M. Conte
Notary Public. State of FL
Commission No., if any:
My commission expires:

NOTARY PUBLIC STATE OF FLORIDA (407) 398-0513	GINA M. CONTE MY COMMISSION # EE 160283 EXPIRES January 17, 2016 FloridaNotaryService.com

THE CITY OF ORLANDO, a municipal corporation existing under the laws of the State of Florida

/s/ Denise Holdridge		By:	/s/ Samuel B. Ings
Printed Name:	Denise Holdridge	Name:	Samuel B. Ings
		Title:	Mayor Pro Tem
/s/ Dawn Martin
Printed Name:	Dawn Martin
Attest:

/s/ Denise Holdridge		By:	/s/ Alana Brenner
Printed Name:	Denise Holdridge	Name:	Alana Brenner
		Title:	City Clerk
/s/ Dawn Martin
Printed Name:	Dawn Martin

APPROVED AS TO FORM AND LEGALITY
for the use and reliance of the City of Orlando, Florida, only.
12/6, 2013

/s/ Roy Paws
Printed Name:	Roy Paws
City Attorney
Orlando. Florida

STATE OF FLORIDA
COUNTY OF ORANGE

Before me, the undersigned authority, duly authorized under the laws of the State of Florida to take acknowledgments, this day personally appeared Samuel B. Ings and Alana Brenner, respectively Mayor Pro Tem and City Clerk of the City of Orlando, who are personally known to me to be the individuals and officers described in and who executed the foregoing instrument on behalf of said City of Orlando, and severally acknowledged the execution thereof to be their free act and deed as such officers and that they were duly authorized so to do.

In witness whereof, I have hereunto set my hand and official seal at Orlando, in the County of Orange, State of Florida, this 3 day of December, 2013.

/s/ Carolyn A. Skuta
NOTARY PUBLIC	CAROLYN A. SKUTA	Notary Public
STATE OF FLORIDA	Notary Public - State of Florida	My commission expires:
My Comm. Expires Apr 4, 2017
Commission # EE 858548
Bonded Through National Notary Assn.

ALL ABOARD FLORIDA – OPERATIONS LLC

ATTEST:	/s/ [ILLEGIBLE]	By:	/s/ Kolleen O.P. Cobb

Printed Name:	[ILLEGIBLE]	Printed Name:	Kolleen O.P. Cobb
Vice President

Title:	Vice President	Title:

Date:	10. 30. 2013

TWO WITNESSES:

(1)	/s/ Maria Bello

Printed Name:	Maria Bello

2)	/s/ [ILLEGIBLE]

Printed Name:	[ILLEGIBLE]

STATE OF FLORIDA	)
)ss:
COUNTY OF MIAMI-DADE	)

The foregoing instrument was acknowledged before me this 30th day of October, 2013, by Kolleen Cobb, as Vice President of All Aboard Florida – Operations LLC, a Delaware limited liability company, on behalf of the limited liability company. He/She is personally known to me or produced a valid driver’s license as identification.

/s/ Maria Bello
	MARIA BELLO	Notary Public
Notary Public	Notary Public • State of Florida	Print name:	Maria Bello
State of Florida	My Comm Expires Feb 11, 2014	My commission expires: February 11, 2014
Commission # DD 960558